Exhibit 99.4

THE BENEFICIENT COMPANY GROUP, L.P. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR’S REPORT

As of December 31, 2018 (Successor) and 2017 (As Restated)
(Predecessor), and for the periods from June 1, 2018 to December 31,
2018 (Successor), January 1, 2018 to May 31, 2018 (As Restated)
(Predecessor) and for the year ended December 31, 2017

(As Restated) (Predecessor)

INDEX

Independent Auditor’s Report	2

Consolidated Statements of Financial Condition as of December 31, 2018 (Successor) and December 31, 2017 (As Restated) (Predecessor)	3

Consolidated Statements of Operations for the Seven Months Ended December 31, 2018 (Successor), for the Five Months Ended May 31, 2018 (As Restated) (Predecessor), and for the Year Ended December 31, 2017 (As Restated) (Predecessor)	4

Consolidated Statements of Comprehensive Income (Loss) for the Seven Months Ended December 31, 2018 (Successor), for the Five Months Ended May 31, 2018 (As Restated) (Predecessor), and for the Year Ended December 31, 2017 (As Restated) (Predecessor)	5

Consolidated Statements of Changes in Equity for the Seven Months Ended December 31, 2018 (Successor), for the Five Months Ended May 31, 2018 (As Restated) (Predecessor), and for the Year Ended December 31, 2017 (As Restated) (Predecessor)	6

Consolidated Statements of Cash Flows for the Seven Months Ended December 31, 2018 (Successor), for the Five Months Ended May 31, 2018 (As Restated) (Predecessor), and for the Year Ended December 31, 2017 (As Restated) (Predecessor)	7

Notes to Consolidated Financial Statements	8

Deloitte & Touche LLP JPMorgan Chase Tower 2200 Ross Avenue Suite 1600 Dallas, TX 75201-6778 USA Tel: +1 214 840 7000 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Beneficient Management, L.L.C.

Dallas, Texas

We have audited the accompanying consolidated financial statements of The Beneficient Company Group, L.P. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial condition as of December 31, 2018 (Successor) and December 31, 2017 (Predecessor), and the related consolidated statements of operations, comprehensive income (loss), changes in equity (deficit), and cash flows for the period from June 1, 2018 to December 31, 2018 (Successor), for the period from January 1, 2018 to May 31, 2018 (Predecessor), and for the year ended December 31, 2017 (Predecessor), and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Beneficient Company Group, L.P. and its subsidiaries as of December 31, 2018 (Successor) and December 31, 2017 (Predecessor), and the results of their operations and their cash flows for the period from June 1, 2018 to December 31, 2018 (Successor), for the period from January 1, 2018 to May 31, 2018 (Predecessor), and for the year ended December 31, 2017 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the accompanying consolidated financial statements for the period from January 1, 2018 to May 31, 2018 (Predecessor) and as of and for the year ended December 31, 2017 (Predecessor) have been restated to correct errors. Our opinion is not modified with respect to this matter.

June 14, 2019

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	Successor	Predecessor
		As of
	As of	December 31, 2017
	December 31, 2018	(restated - see Note 2)
ASSETS
Cash and cash equivalents	$3,541,837	$554,837
Fees receivable	23,778,032	46,110,290
Investments in senior beneficial interests	497,729,167	429,543,966
Due from unconsolidated affiliates and trusts	13,783,129	53,591,396
Other assets	8,527,256	419,913
Intangible assets, net	4,825,157	-
Goodwill	1,530,961,352	-
Total assets	$2,083,145,930	$530,220,402

LIABILITIES
Accounts payable and accrued expenses	$24,214,564	$7,193,007
Due to unconsolidated affiliates and trusts	291,378	1,542,528
Other liabilities	90,800,740	5,621,746
Deferred revenue	48,275,190	39,129,885
Repurchase options	149,155,355	101,542,894
Debt due to related parties	203,212,598	151,194,080
Commercial loan agreement from affiliate, net	174,911,452	-
Total liabilities	690,861,277	306,224,140

Redeemable noncontrolling interests	1,013,693,448	(139,717,122)

EQUITY
Partners’ capital:
Common units	420,172,913	389,624,983
Accumulated other comprehensive income (loss)	-	254,904
Noncontrolling interests	58,129,760	744,207
Trusts deficit	(99,711,468)	(26,910,710)
Total equity	378,591,205	363,713,384
Total liabilities and equity	$2,083,145,930	$530,220,402

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor
	Seven	Five Months Ended	Year Ended
	Months Ended	May 31, 2018	December 31, 2017
	December 31, 2018	(restated - see Note 2)	(restated - see Note 2)

Revenues:
Investment income (loss)	$35,576,110	$17,817,952	$32,137,132
Interest and dividend income	-	-	94,997
Third party administration revenues	18,856	12,732	1,222,497
Trust services revenues	14,456,717	11,583,175	6,974,400
Total revenues	50,051,683	29,413,859	40,429,026
Operating expenses
Salaries and employee benefits	8,087,066	3,839,278	1,495,525
Professional services	8,134,537	10,015,466	5,918,355
Interest expense	17,751,279	3,625,682	4,126,921
Transaction expenses	49,194,304	136,444,907	178,478,951
Trust establishment costs	-	3,664,569	7,536,064
Other expenses	3,316,050	967,753	748,679
Total operating expenses	86,483,236	158,557,655	198,304,495
Loss from continuing operations before income taxes	(36,431,553)	(129,143,796)	(157,875,469)
Income tax benefit	(2,196,171)	(1,442,528)	-
Loss from continuing operations	(34,235,382)	(127,701,268)	(157,875,469)
Loss from discontinued operations	-	-	(3,761,543)
Net loss	(34,235,382)	(127,701,268)	(161,637,012)

Less: Net loss attributable to noncontrolling interests	29,220,343	132,521,552	156,641,679

Net income (loss) attributable to The Beneficient Company Group, L.P.	(5,015,039)	4,820,284	(4,995,333)
Less: Net loss attributable to general and limited partner(s)	-	-	7,769,019
Net income (loss) allocated to common unitholders	$(5,015,039)	$4,820,284	$2,773,686

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Successor	Predecessor
	Seven	Five Months Ended	Year Ended
	Months Ended	May 31, 2018)	December 31, 2017
	December 31, 2018	(restated - see Note 2	(restated - see Note 2)
Net income (loss) attributable to The Beneficient Company Group, L.P.	$(5,015,039)	$4,820,284	$(4,995,333)
Other comprehensive income (loss):
Unrealized gain on investments	-	1,239	159,820
Total comprehensive income (loss)	$(5,015,039)	$4,821,523	$(4,835,513)

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

	The Beneficient Company Group, L.P.
					Other	Noncontrolling	Noncontrolling interest			Redeemable noncontrolling
	Common units	Common units ($)	General partner	Limited partner	comprehensive income (loss)	interest (Trusts)	(Class S Ordinary)	Trusts deficit	Total equity (deficit)	interests (NPC Series A)
Balance, January 1, 2017 (restated - see Note 2) (Predecessor)	-	$-	$(572,235)	$(56,702,493)	$95,084	$-	$-	$-	$(57,179,644)	$-
Net income (loss)	-	2,773,686	(77,690)	(7,691,329)	-	(123,978,858)	744,207	-	(128,229,984)	(33,407,028)
Trust origination activity	-	-	-	-	-	97,068,148	-	-	97,068,148	-
Other comprehensive income	-	-	-	-	159,820	-	-	-	159,820	-
Transfer of interest for discontinued operations to founder and other	-	-	(590,568)	(58,466,253)	-	-	-	-	(59,056,821)	(234,384)
Transfer of net deficit of remaining interest to NPC Series A Subclass 1 Units	-	-	1,240,493	122,860,075	-	-	-	-	124,100,568	(124,100,568)
Tax distribution payable	-	-	-	-	-	-	-	-	-	(2,519,912)
Non cash issuance of:
Common Units	50,240,428	386,851,297	-	-	-	-	-	-	386,851,297	-
Class S Units	-	-			-	-	-	-	-	-
NPC Series A Subclass 1 Units	-	-	-	-	-	-	-	-	-	20,544,770
Transfer of noncontrolling interest (trusts) to trusts’ deficit	-	-	-	-	-	26,910,710	-	(26,910,710)	-	-
Balance, December 31, 2017 (restated - see Note 2) (Predecessor)	50,240,428	389,624,983	-	-	254,904	-	744,207	(26,910,710)	363,713,384	(139,717,122)
Net income (loss)	-	4,820,284	-	-	-	(84,405,366)	2,252,936	-	(77,332,146)	(50,369,122)
Other comprehensive income	-	-	-	-	1,239	-	-	-	1,239	-
Trust origination activity	-	-	-	-	-	13,457,165	-	-	13,457,165	-
Non cash issuance of:
Common Units	30,475,799	178,162,291	-	-	-	-	-	-	178,162,291	-
Class S Units	-	-	-	-	-	-	4,935,641	-	4,935,641	-
NPC Series A Subclass 1 Units	-	-	-	-	-	-	-	-	-	57,442,803
Transfer of noncontrolling interest (trusts) to trusts’ deficit	-	-	-	-	-	70,948,201	-	(70,948,201)	-	-
Balance, May 31, 2018 (restated - see Note 2) (Predecessor)	80,716,227	572,607,558	-	-	256,143	-	7,932,784	(97,858,911)	482,937,574	(132,643,441)
Fair value adjustment (Note 5)	-	234,554,710	-	-	(256,143)	-	131,802,857	-	366,101,424	1,163,078,383
Balance, June 1, 2018 (restated - see Note 2) (Successor)	80,716,227	807,162,268	-	-	-	-	139,735,641	(97,858,911)	849,038,998	1,030,434,942
Cash redemptions of Common Units	(12,486,876)	(124,868,756)	-	-	-	-	-	-	(124,868,756)	-
Non cash redemptions of Common Units	(38,020,275)	(380,202,749)	-	-	-	-	-	-	(380,202,749)	-
Net income (loss)	-	(5,015,039)	-	-	-	(1,852,557)	2,173,708	-	(4,693,888)	(29,541,494)
Transfer of noncontrolling interest (trusts) to trusts’ deficit	-	-	-	-	-	1,852,557	-	(1,852,557)	-	-
Non cash issuance of Class S Units	-	-	-	-	-	-	1,020,411	-	1,020,411	-
Common Units reclassified to liability due to redemption obligation (Note 9)	-	(25,131,244)	-	-	-	-	-	-	(25,131,244)	-
Redemption of NPC Series A Subclass 1 Units for related party debt	-	-	-	-	-	-	-	-	-	(72,000,000)
Conversion of Class S Units to NPC Series A Subclass 1 Units	-	-	-	-	-	-	(84,800,000)	-	(84,800,000)	84,800,000
Conversion of Exchangable Note to Common Units	14,822,843	148,228,433	-	-	-	-	-	-	148,228,433	-
Balance, December 31, 2018 (Successor)	45,031,919	$420,172,913	$-	$-	$-	$-	$58,129,760	$(99,711,468)	$378,591,205	$1,013,693,448

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	Seven	Five Months Ended	Year Ended
	Months Ended	May 31, 2018	December 31, 2017
	December 31, 2018	(restated - see Note 2)	(restated - see Note 2)

Cash flows from operating activities:
Net loss from continuing operations	(34,235,382)	(127,701,268)	(161,637,012)
Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	267,066	48,257	3,030,196
Amortization of up front fees	(4,160,373)	(2,971,695)	(1,654,084)
Investment (income) loss	(35,576,110)	(17,817,952)	(32,137,132)
Non cash interest expense	15,319,225	3,169,432	4,126,921
Non cash trust establishment costs	-	3,664,569	7,536,064
Non cash transaction expenses	39,481,304	127,117,067	178,478,951
Amortization of debt issuance costs	672,706	456,250	365,000
Changes in assets and liabilities:
Changes in fees receivable	13,121,213	25,490,117	(5,332,816)
Changes in due from unconsolidated affiliates and trusts	(245,275)	(166,961)	481,875
Changes in other assets	(148,221)	(507,861)	(110,388)
Changes in accounts payable and accrued expenses	9,118,545	5,571,165	4,864,172
Changes in other liabilities and deferred revenue	(28,395,738)	27,495,096	(2,630)
Change in due to unconsolidated affiliates and trusts	(3,217)	(1,247,933)	(88,775)
Net cash provided by (used in) operating activities	(24,784,257)	42,598,283	(2,079,658)
Cash flows from investing activities:
Contributions to investments in senior beneficial interests	(2,828,619)	-	-
Distributions received from investments in senior beneficial interests	198,219,343	-	-
Purchase of premises and equipment	(268,791)	(106,146)	(196,137)
Purchase of preferred stock	(50,000,000)	-	-
Loans to third parties	-	(3,479,929)	-
Net cash assumed in L.P. transfers with founder	-	-	298,567
Net cash provided by (used in) investing activities	145,121,933	(3,586,075)	102,430
Cash flows from financing activities:
Payments to repurchase common units	(124,868,756)	-	-
Proceeds from borrowings on debt due to related parties	10,000,000	-	-
Payments on debt due to related parties	(9,740,299)	(31,753,829)	(5,337,941)
Net cash used in financing activities	(124,609,055)	(31,753,829)	(5,337,941)
Net increase (decrease) in cash and cash equivalents	(4,271,379)	7,258,379	(7,315,169)
Cash and cash equivalents at beginning of period	7,813,216	554,837	7,870,006
Cash and cash equivalents at end of period	$3,541,837	$7,813,216	$554,837

Supplemental disclosure of non-cash investing and financing activities is included in Note 20.

See accompanying notes to consolidated financial statements.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Overview of the Business

The Beneficient Company Group, L.P. (“BEN,” “our,” “the Company,” or “we”), a Delaware limited partnership, is a holding company of capital and financial services companies (collectively the “Company”). On September 25, 2018, BEN’s capital companies applied for trust charters from the Texas Department of Banking to merge into to-be organized limited trust associations. Beneficient Management, L.L.C. (“BMLLC”), a Delaware limited liability company, is the general partner of BEN. BMLLC is governed by a board of directors. BEN is controlled by, and the exclusive and complete authority to manage the operations and affairs of BEN is granted to, BMLLC’s board of directors. BEN, formerly known as Highland Consolidated Business Holdings, L.P., was formed September 16, 2003. BEN is the general partner to Beneficient Company Holdings, L.P. (“BCH”) and owns 100% of the Class A Subclass A-1 and A-2 Units of BCH.

BCH, formerly known as Beneficient Holdings, L.P., is a Delaware limited partnership formed on July 1, 2010. BCH is the holding company that directly or indirectly receives all active and passive income of the Company and allocates that income among the units issued by BCH. As of December 31, 2018, BCH has issued general partnership Class A Units (Subclass A-1 and A-2), Class S Ordinary Units, FLP Units (Subclass 1 and Subclass 2) and Non-Participating Convertible (“NPC”) Series A Subclass 1 Units. BCH agreed to issue NPC Series A Subclass 2 Units as part of the transaction with GWG Holdings, Inc. discussed in Note 4. The NPC Series A Subclass 2 Units will be issued in 2019. The NPC Series A Subclass 2 Units hold the same rights and privileges as the NPC Series A Subclass 1 Units.

BEN markets to alternative asset investors an array of liquidity products for mid-to-high net worth individuals having a net worth between $5 million and $30 million (“MHNW”) and small-to-midsize institutional investors and family offices with less than $1 billion in investible assets (“STMIs”), and in addition to these product offerings, BEN offers a variety of services to its clients, including servicing of alternative assets and fund and trust administration (collectively, “BEN’s Current Products and Services”). In the future, BEN plans to market retirement fund products, custody and clearing of alternative assets, and trustee and insurance services for covering risks attendant to owning or managing alternative assets as well as online portals for the trading of alternative assets (collectively, “BEN’s Future Products and Services” and together with BEN’s Current Products and Services, “BEN’s Current and Future Products and Services”). BEN plans to offer these products and services through BEN’s U.S.-based subsidiaries, including trust companies which BEN is in the process of applying to charter in Texas, and (subject to capitalization) through its Bermuda-regulated insurance companies, including PEN Indemnity Insurance Company, LTD and its subsidiaries (collectively, “PEN”). The two anticipated trust companies will exist to provide liquidity products to clients, to serve as custodian and trustee to certain trusts required for liquidity product transactions, and to provide trustee services to BEN’s clients.

BEN operates primarily through its subsidiaries, which provide, or will provide, BEN’s Current and Future Products and Services. These subsidiaries include: (i) Beneficient Capital Company, L.L.C. (“BCC”), which offers liquidity products; (ii) Beneficient Administrative and Clearing Company, L.L.C. (“BACC”), which provides services for fund and trust administration and plans to administer retirement funds; (iii) PEN, which will offer insurance services; and (iv) ACE Portal, L.L.C. (“ACE Portal”), acquired in 2018, an online portal platform with related financial technologies; and (v) other non-operating entities.

BEN’s primary operations, which commenced on September 1, 2017 with a transaction that established our first Exchange Trusts, pertain to its liquidity products whereby BEN, through its subsidiaries, extends advances collateralized by cash flows from alternative assets and provides services to the trustees who administer the collateral. BEN’s core business products are its Exchange Trust and LiquidTrust BEN’s clients establish an Exchange Trust or a LiquidTrust by contributing their alternative asset into a trust. At the same time, BEN, through a subsidiary, extends a loan to a supporting trust structure (comprised of the Exchange Trusts, LiquidTrusts, Custody Trusts, Collective Trusts, and Funding Trusts) (“Trust Structure”). The proceeds (cash or common units in BEN) of that loan to the Trust Structure are paid ultimately to the client. The cash flows from the client’s alternative asset support the repayment of the proceeds advanced to the client plus any related interest and related fees.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to the commencement of commercial operations on September 1, 2017, as discussed in Note 3, BEN’s operations were primarily related to the establishment and capitalization of the business, development of BEN’s Current and Future Products and Services and discontinued operations deemed unrelated to the Company’s future business operations.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of BEN include the accounts of BEN, its wholly owned and majority-owned subsidiaries, and variable interest entities, or VIEs, in which the Company is the primary beneficiary. An enterprise is determined to be the primary beneficiary of a VIE if it holds a controlling financial interest. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (a) whether an entity in which BEN holds a variable interest is a VIE and (b) whether BEN’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance related fees), would give it a controlling financial interest. Performance of that analysis requires the exercise of judgment. The trusts included in the Trust Structure are considered VIEs for which BEN has a variable interest. BEN is required to consolidate certain of these VIEs as BEN has the power to direct the activities that most significantly impact their economic performance. The trusts included in the Trust Structure that are consolidated VIEs are comprised of the Funding Trusts and Collective Trusts (“Consolidated Trusts”).

All intercompany accounts and transactions have been eliminated in consolidation, and the portion of income allocated to owners other than the Company is included in “net income (loss) attributable to noncontrolling interests” in the consolidated statements of operations. All accounts related to divested affiliates are included within the results of discontinued operations for all periods presented, as applicable.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S.”) (“GAAP”). Reclassifications of amounts in prior years consolidated financial statements are made whenever necessary to conform to the current year’s presentation.

As discussed in Note 5, BEN applied push-down accounting due to a change-of-control event as of June 1, 2018, resulting in a new basis of accounting. Accordingly, the consolidated statement of financial condition as of December 31, 2017 and the consolidated statements of operations, comprehensive income (loss), cash flows, and changes in equity (deficit) for 2017 and for the period January 1, 2018 to May 31, 2018 are under the previous basis of accounting. The consolidated statements of financial condition as of December 31, 2018 and the consolidated statement of operations, comprehensive income (loss), cash flows, and changes in equity (deficit) for the period June 1, 2018 to December 31, 2018 are under the new basis of accounting.

Statement of Financial Condition Presentation

The Company’s consolidated statements of financial condition include both the Company’s direct assets and liabilities and the assets and liabilities of the Consolidated Trusts. Assets of each consolidated VIE can only be used to satisfy the obligations of that VIE, and the liabilities of consolidated VIEs are non-recourse to the Company. The Company is not obligated to provide, nor does it intend to provide, any financial support to these Consolidated Trusts, other than the payment of certain administrative fees that are reimbursable and potentially capital commitments related to the alternative asset contributed by the client into an Exchange Trust or LiquidTrust as discussed in Note 19. Any creditor of the Consolidated Trusts has no recourse to the general credit of BEN. The notes to the consolidated financial statements describe the Company’s assets and liabilities including the assets and liabilities of the Consolidated Trusts. See Note 17 for additional information related to the Company’s Consolidated Trusts.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

In preparing the consolidated financial statements, management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statements of financial condition and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change, in the near term, relate to the determination of the senior beneficial interest accounted for at fair value, repurchase options, and evaluation of potential impairment of goodwill and other intangibles.

Restatement of Previously Issued Consolidated Financial Statements

Subsequent to the issuance of the Company’s consolidated financial statements as of June 1, 2018 (Successor) and December 31, 2017 (Predecessor), the Company determined that these prior financial statements had errors related to the consolidation of VIEs, accounting for certain equity grants and other compensation to service providers, the allocation of purchase price to separately identifiable intangible assets under Accounting Standards Codification (“ASC”) Topic 805 – Business Combinations, and the presentation of equity transactions surrounding the initial capitalization transaction further described in Note 3. As a result, BEN restated its previously issued consolidated statements of financial condition as June 1, 2018 (Successor) and December 31, 2017 (Predecessor) and the related consolidated statements of operations, comprehensive income (loss), changes in equity (deficit), and cash flows for the period from January 1, 2018, through May 31, 2018, and the year ended December 31, 2017 (Predecessor) (the “Restatement”) to account for these matters.

The Restatement also impacted interim financial statements ending after the commencement of commercial operations on September 1, 2017. Interim financial statements impacted include the periods ending September 30, 2017, June 30, 2018 and September 30, 2018. These interim periods are not included in these restated consolidated financial statements. The period as of June 1, 2018 (Successor) and December 31, 2017 (Predecessor) and for the year ended December 31, 2017 and the five months ended May 31, 2018 (Predecessor) and interim periods noted above are collectively referred to as the “Restatement Period.”

From the Company’s inception of commercial operations on September 1, 2017, we initially concluded that, due to the shared powers over the trusts between BEN and an independent third-party trustee whereby unanimous consent by both trustees is required for all decisions impacting the trusts, BEN was not the primary beneficiary of any of the trusts included in the Trust Structure. Subsequently, we determined that BEN was the primary beneficiary of the Funding Trusts and Collective Trusts primarily due to certain rights held by BEN, as required by a debt agreement, to demand all cash distributions received into the Funding and Collective Trusts be utilized to repay fees and outstanding loan balances owed to the Company. This demand feature provided BEN with the power to direct the activities that most significantly impact the economic performance of the Funding and Collective Trusts. As a result of consolidating the Consolidated Trusts, BEN’s primary tangible asset, which previously was reported as a loan receivable between BCC and the Funding Trusts, became investments in senior beneficial interests held by the Collective Trusts in the various LiquidTrusts. The accounting for the investments in senior beneficial interests is fully described below in “Investments in Senior Beneficial Interests.”

The Company determined that equity grants and other compensation provided to certain service providers in connection with our initial capitalization and formative transactions were not properly reflected in the previously issued consolidated financial statements. In the restated consolidated financial statements as of and for the year ended December 31, 2017, equity in the form of NPC Series A Subclass 1 Units granted as compensation to a service provider was recorded at its estimated fair value of $20.5 million. In the restated consolidated financial statements for the five months ended May 31, 2018, equity in the form of NPC Series A Subclass 1 Units granted as compensation for services provided by a related party was recorded at its estimated fair value of $60.4 million in transaction expense. The compensation expense was allocated to the founder’s holding of NPC Series A Subclass 1 Units because the founder was the only person whose equity was diluted with the compensation transactions. Additionally, compensation for services provided by third-party providers totaling $9.3 million was recorded with a corresponding increase in accounts payable and accrued expenses during the five months ended May 31, 2018 in the restated consolidated financial statements. As of December 31, 2018, this amount had not been paid.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Additionally, as discussed in Note 5, the Company applied the accounting guidance related to business combinations on June 1, 2018. Originally, the Company allocated value to separately identifiable intangible assets related to a trust platform and developed technology. Subsequently, the Company determined that the trust platform did not meet the criteria for separate recognition under the business combinations guidance. For the developed technology, the Company determined that the initial allocation of value was incorrect and that the value of the developed technology was not significant. Accordingly, initial values assigned to these intangibles in our previously issued consolidated statement of financial condition as of June 1, 2018 (Successor) have been included in goodwill in the consolidated statement of financial condition as of December 31, 2018.

Finally, the Company has restated its presentation of the equity transactions arising from our initial capitalization transactions. The significant changes to the Common Units in the restated equity presentation result from recording the issuance of 50.2 million Common Units issued during the year ended December 31, 2017 and 30.5 million common units during the five months ended May 31, 2018 at the fair value of the consideration received as opposed to the Common Unit value agreed to by the parties to the initial capitalization transactions described in Note 3. Similarly, the significant change to the Class S Ordinary Units in the restated equity presentation results from recording the issuance of 13.48 million Class S Ordinary Units at the fair value of the consideration received as opposed to the agreed upon value of the Class S Ordinary Units. Additionally, as part of the initial capitalization, certain assets were purchased by BEN from the founder for a total of $20.2 million that have been expensed in the restated financial statements. This expense is allocated to the founder’s NPC Series A Subclass 1 Units and was not appropriately reflected in the previously issued financial statements.

The tables included in Note 22 set forth the effects of the Restatement on the Company’s previously reported consolidated statements of financial condition as of June 1, 2018 (Successor) and December 31, 2017 (Predecessor) and the related consolidated statements of operations, comprehensive income (loss), changes in equity (deficit), and cash flows for the period from January 1, 2018 through May 31, 2018 and the year ended December 31, 2017 (Predecessor).

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks and/or money market funds with original maturities of three months or less. Interest income from cash and cash equivalents is recorded in interest and dividend income in the consolidated statements of operations.

Fees Receivable

Fees receivable represent balances arising from services provided to clients and are recorded on an accrual basis, net of any allowance for doubtful accounts. Fees receivable are written off when they are determined to be uncollectible. Any allowance for doubtful accounts is estimated based on our estimate of the ability of the collateral to satisfy the amounts due. Most of the fees receivable consists of unpaid upfront fees and trust service fees that will be paid from the cash flows from the client’s alternative asset based on an allocation of those cash flows as prescribed in the associated trust agreement. Upfront fees and trust service fees are required to be paid first from the cash flows from the client’s alternative asset and thus we believe that the amounts are fully collectible. Accordingly, our consolidated financial statements do not include an allowance for bad debt nor any bad debt expense.

Investments in Senior Beneficial Interests

The Company, through the Consolidated Trusts, holds investments in senior beneficial interests representing interests in the LiquidTrusts established by our clients at the outset of a liquidity transaction. Prior to the adoption of ASU 2016-01 on January 1, 2018, the investments in senior beneficial interests were classified and accounted for as available-for-sale equity securities under ASC Topic 320, Investments – Debt and Equity Securities, utilizing the fair value option in accordance with accounting standards applicable to financial instruments. Accordingly, these equity securities were recorded at fair value in the consolidated statements of financial condition and changes in fair value were recorded in net income (loss) in the consolidated statements of operations. The primary reasons that management elected to record the investments in senior beneficial interests at fair value included reflecting the economic events in earnings on a timely basis and mitigating volatility in earnings from using different measurement attributes (e.g., recording some or all of the changes in the fair value of the investments in senior beneficial interests in other comprehensive income (loss) while recording all of the changes in fair value of the related repurchase options described below in net income (loss)).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon the adoption of ASU 2016-01, the investments in senior beneficial interests are accounted for as equity securities under ASC Topic 321, Investments – Equity Securities. ASC Topic 321 requires all equity securities within its scope to be measured at fair value in the consolidated statements of financial condition with changes in fair value recognized in net income (loss) in the consolidated statements of operations. Thus, the adoption of ASC Topic 321 did not have a significant impact on the Company’s consolidated statements of financial condition, consolidated statements of operations, or consolidated statements of cash flows.

Repurchase Options

The Company determined that a provision of each existing Exchange Trust agreement whereby the holder of the beneficial interest can repurchase the senior beneficial interest in a LiquidTrust held by a Collective Trust at any time up to 3 years from the initial transaction date represents an equity contract liability that we have elected to account for utilizing the fair value option in accordance with accounting standards applicable to financial instruments. The repurchase options were provided to each Exchange Trust for no consideration. As of the date of establishment of each LiquidTrust, the Company measured the fair value of the repurchase option and recorded the amount in repurchase options in the consolidated statements of financial condition with the recognition of transaction expense of a corresponding amount. As of each statement of financial condition, the repurchase options are recorded at fair value with changes in fair value recorded in net income (loss) in the consolidated statements of operations. Adjustments to the fair value of the repurchase options are recognized within investment income (loss) in the consolidated statements of operations. The primary reasons that management elected to record the repurchase options at fair value included reflecting the economic events in earnings on a timely basis and mitigating volatility in earnings from using different measurement attributes.

The fair value of the repurchase options are determined using a Black-Scholes option pricing model with a time-dependent strike for the repurchase price. The option pricing model utilizes additional assumptions including the period of restricted exercise, the dividend yield, the underlying net asset values, alternative asset growth rates, volatilities, and market discount rate. The Company uses Level 3 inputs to its fair value estimates. The impact of this Level 3 measurement on earnings is reflected in investment income (loss).

Due from and Due to Unconsolidated Affiliates and Trusts

Due from and due to unconsolidated affiliates and trusts includes transactions with our founder and related entities in addition to trusts included within the Trust Structure that are not required to be included in the consolidated financial statements of BEN. BEN considers its founder and related entities to be affiliates for accounting purposes. Receivables from and payables to affiliates are recorded at their current settlement amount.

Amounts pertaining to non-consolidated trusts with the Trust Structure principally relate to cash due from LiquidTrusts representing balances owed to the various Collective Trusts, as holders of the senior beneficial interests of the LiquidTrusts, originating from cash distributions from the alternative assets held by the LiquidTrusts. The amounts owed to the senior beneficial interest holder are determined by the waterfall distribution provisions of the LiquidTrust agreements. As of December 31, 2018, and 2017, cash due from LiquidTrusts totaled $12,626,679 and $52,847,157, respectively.

Other Assets

Other assets consist primarily of amounts due under two promissory note agreements with third parties for funds advanced outside of our normal liquidity arrangements. The promissory note agreements have a principal balance of $2.5 million and $0.9 million, respectively, and currently bear interest at 9.0% per annum for the $2.5 million note agreement and 2.5% per annum for the $0.9 million note agreement. The promissory note agreements mature in April 2020 for the $2.5 million note agreement and April 2023 for the $0.9 million note agreement and may be prepaid at any time without penalty. Mandatory prepayments are required if certain conditions are met. Other types of accounts included in other assets include premises and equipment, prepaid expenses and miscellaneous receivables.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Premises and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation. Expenditures related to leasehold improvements; furniture and fixtures; computer hardware and software; and most office equipment purchases are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (from 3 to 5 years), or, for leasehold improvements, the shorter of the useful life or the lease term. Gains or losses on disposition are reflected in net income (loss). Normal costs of maintenance and repairs are treated as current expenses in the consolidated statements of operations.

Goodwill and Other Intangibles

The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350, Intangibles – Goodwill and Other. The amount of goodwill initially recorded is based on the fair value of the acquired entity at the time of acquisition. Management performs goodwill and intangible asset impairment testing annually, during the fourth quarter, or when events occur, or circumstances change that would more likely than not indicate impairment has occurred. Goodwill impairment exists when the carrying value of goodwill exceeds its implied fair value.

Intangible assets are recorded at fair value at the time of acquisition. Intangible assets include technology related intangibles, insurance licensing, and a non-compete agreement. Finite-lived intangibles are stated at cost less accumulated amortization. Amortization is recorded using the straight-line method, which approximates the expected pattern of economic benefit, over the estimated lives of the assets.

The technology related intangibles are projected to be amortized over the estimated useful lives of the assets of ten years and are evaluated for impairment when indicators of impairment are present as outlined in the subsequent paragraph. The insurance license intangible has an indefinite life and is evaluated for impairment annually. The non-compete agreement is amortized over its estimated useful life of four years and is evaluated for impairment when indicators of impairment are present as outlined in the subsequent paragraph.

The Company reviews the carrying value of its finite-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable. Factors that would require an impairment assessment include, among other things, a significant change in the extent or manner in which an asset is used, a continual decline in the Company’s operating performance, or as a result of fundamental changes in a subsidiary’s business condition.

Other Liabilities

Other liabilities consist principally of a liability related to an option agreement issued in connection with the transaction described in Note 4 and a liability related to an obligation to redeem BEN common units issued to certain counterparties in the transaction described in Note 3. Refer to Note 9 for more information on these other liabilities.

Business Combinations

The Company includes the results of operations of the businesses that it acquires from the acquisition date. In allocating the purchase price of a business combination, the Company records all assets acquired and liabilities assumed at fair value, with the excess of the purchase price over the aggregate fair values recorded as goodwill. ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is allocated to goodwill. The Company determines the estimated fair values after review and consideration of relevant information, including discounted cash flows, quoted market prices and estimates made by management. The fair value assigned to identifiable intangible assets acquired is based on estimates and assumptions made by management at the time of the acquisition. The Company adjusts the preliminary purchase price allocation, as necessary, during the measurement period of up to one year after the acquisition closing date as it obtains more information as to facts and circumstances existing as of the acquisition date. Acquisition-related costs are recognized separately from the business combination and are expensed as incurred.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Discontinued Operations

We record discontinued operations when the disposal of a separately identified component of the entity constitutes a strategic shift that has or will have a major effect on an entity’s operations and financial results, as defined in ASC Topic 205-20, Discontinued Operations.

Income Taxes

The Company and most of its subsidiaries operate in the U.S. as partnerships for U.S. federal income tax purposes. Certain of our entities are corporations for tax purposes. In addition, certain of the wholly owned subsidiaries of the Company will be subject to federal, state, and local corporate income taxes at the entity level and the related tax provision attributable to the Company’s share of this income tax is reflected in the consolidated financial statements.

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current and deferred tax liabilities, if any, are recorded within accounts payable and accrued expenses and other liabilities in the consolidated statements of financial condition.

The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company records uncertain tax positions on the basis of a two-step process: (a) determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (b) those tax positions that meet the more likely than not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes accrued interest and penalties related to uncertain tax positions in other expenses within the consolidated statements of operations.

Noncontrolling interests – Redeemable and Non-redeemable

Noncontrolling interests represent the portion of certain consolidated subsidiaries’ limited partnership interests or interests in consolidated VIEs that are held by third parties. Amounts are adjusted by the noncontrolling interest holder’s proportionate share of the subsidiaries’ or VIEs’ earnings or losses each period and for any distributions that are paid. Noncontrolling interests are reported as a component of equity unless the noncontrolling interest is considered redeemable, in which case the noncontrolling interest is recorded between liabilities and equity (mezzanine or temporary equity) in our consolidated statements of financial condition. The redeemable noncontrolling interest is adjusted at each balance sheet date to its maximum redemption value if the amount is greater than the carrying value. Changes in our redeemable noncontrolling interests are presented in the consolidated statements of changes in equity (deficit).

Noncontrolling interests are held primarily by: (i) holders, which consist of entities associated with our founder, an entity associated with a related party, and third parties, of Class S Ordinary Units issued by BCH, and (ii) holders, which consists of unrelated charity organizations, of residual beneficial interests issued by the Collective Trusts.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Redeemable noncontrolling interests are held by holders, which consist of an entity associated with our founder, an entity associated with a related party, and a third-party entity, of NPC Series A Subclass 1 Units issued by BCH.

See Note 12 for further information of the equity instruments of the Company, including those classified as redeemable noncontrolling interests and noncontrolling interests.

Revenue Recognition

On January 1, 2018, BEN adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which was subsequently amended by additional ASUs, including ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) and ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, collectively, “ASU 2014-09 et al.” The ASU was adopted using the modified retrospective transition method.

The implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Results for reporting periods beginning on January 1, 2018, are presented under ASC Topic 606, Revenue from Contracts with Customers, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under ASC Topic 605, Revenue Recognition.

ASC Topic 606 does not apply to revenue associated with financial instruments, including equity securities accounted for under ASC Topic 320 or ASC Topic 321. ASC Topic 606 applies to income such as up-front fees, trust administration fees and third-party administration fees. However, the recognition of this revenue did not change upon adoption of ASC Topic 606. BEN’s income considered in-scope of ASC Topic 606 is discussed below.

Third-Party Administration Revenues

Third-party administration fees are earned for the administration of third-party client accounts. The Company’s performance obligation is satisfied over time and the resulting fees are recognized monthly, generally based upon the beginning of the quarter (in advance) net asset value under management and the applicable fee rate, depending on the terms of the contract. Third-party administration fee receivables are recorded on the consolidated statements of financial condition in the fees receivable line item and in third-party administration revenues on the consolidated statements of operations.

Trust services revenues includes both of the following fees:

Up-Front Fees

Non-refundable upfront fees are earned for setting up and providing the client access to the Trust Structure. These activities do not transfer a separate promised service and therefore, represent advanced payments for trust administration services. Upfront fees are billed at the origination of the liquidity transaction and are based on a percentage of NAV plus any unfunded capital commitments. Payment of the fees occurs in the first step of the waterfall distribution per the LiquidTrust agreement. Upfront fees are deferred upon receipt and recognized ratably over the period of benefit which is generally consistent with estimated expected life of LiquidTrusts (typically 7 to 10 years). Upfront fees are recorded on the consolidated statements of financial condition as fees receivable with a corresponding amount recorded to deferred revenue. Deferred revenue is subsequently recognized as trust services revenues on the consolidated statements of operations, ratably over the expected life of the LiquidTrust.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Trust Administration Revenues

Trust administration fees are earned for providing administrative services to trustees for existing liquidity solution clients. The Company’s performance obligation under these agreements is satisfied over time as the administration and management services are provided. Fees are recognized monthly based upon the beginning of quarter (in advance) net asset value plus any remaining unfunded capital commitments and the applicable fee rate of the account as outlined in the agreement. Payment frequency is defined in the individual contracts which primarily stipulate billings on a quarterly basis in advance. Trust administration fee receivables are recorded on the consolidated statements of financial condition in the fees receivable line item and in trust services revenues on the consolidated statements of operations.

The table below sets forth the third-party administration revenues and trust services revenues as a percent of total revenues, net:

	Successor	Predecessor
	Seven Months Ended December 31,	Five Months Ended May 31,	Year Ended December 31,
	2018	2018	2017
Third party administration revenues	$18,856	$12,732	$1,222,497
Trust services revenues	14,456,717	11,583,175	6,974,400
Total fee revenues	14,475,573	11,595,907	8,196,897
Total revenues	50,051,683	29,413,859	40,429,026
Percentage	28.9%	39.4%	20.3%

Interest Income

The consolidated financial statements reflect the assets, liabilities, revenues, expenses, investment income and cash flows of BEN, including the Consolidated Trusts, on a gross basis, and a portion of the economic interests in the Collective Trusts, held by the residual beneficiaries, are attributed to noncontrolling interests in the accompanying consolidated financial statements. Interest income earned by us from those Consolidated Trusts is eliminated in consolidation. Interest income is computed principally as the stated interest due on the outstanding loan balances between BCC and the Funding Trusts adjusted for any estimated amounts that are probable of not being collected. However, because the eliminated amounts are earned from, and funded by, noncontrolling interests, our attributable share of the net income from the Consolidated Trusts is increased by the amounts eliminated. Accordingly, the elimination in consolidation of interest income has no effect on net income (loss) attributable to BEN or BEN’s common unitholders.

Legal Fees

Legal fees and other costs related to litigation and other legal proceedings are expensed as incurred and are included in professional services in the accompanying consolidated statements of operations.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on investments carried at fair value, which are reported as a separate component of equity.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurement, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance also specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. In accordance with ASC Topic 820, Fair Value Measurement, these two types of inputs have created the following fair value hierarchy:

Level 1: quoted prices in active markets for identical assets;

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument; and

Level 3: inputs to the valuation methodology are unobservable for the asset or liability.

This hierarchy requires the use of observable market data when available.

Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or market conditions could significantly affect these estimates.

Standards Not Yet Adopted

ASU 2016-02, Leases (Topic 842) was issued in February 2016. This standard requires substantially all leases to be recognized by lessees on their balance sheet as a right-of-use asset and a corresponding lease liability but recognize expenses in their income statements in a manner similar to current practice. The amendments of this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018, for public business entities. This ASU did not have a material impact on BEN’s consolidated financial statements and related disclosures upon adoption on January 1, 2019.

ASU 2016-13, Financial Instruments – Credit Losses (Topic 326) issued in June 2016. This standard broadens the information that an entity must consider in developing its expected credit loss estimate for loans and other financial assets measured either collectively or individually. This standard becomes effective for annual periods beginning after December 15, 2020 for public business entities.

Current U.S. GAAP delays recognition of credit losses until it is probable a loss has occurred, generally only considering past events and current conditions in measuring the incurred loss. Once implemented, this new standard will eliminate the probable initial recognition threshold and instead, will require the measurement of expected credit losses based on historical experience, current conditions, and reasonable and supportable forecasts covering the entire term of the instrument through contractual maturity. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. This standard requires enhanced disclosures around significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of the portfolio. BEN is currently evaluating the provisions of this ASU to determine the potential impact the new standard will have on BEN’s consolidated financial statements, once it becomes effective for periods beginning after December 15, 2020.

ASU 2017-04, Goodwill (Topic 350) was issued in January 2017. This standard simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under the new guidance, goodwill impairment loss will be measured on the basis of the fair value of the reporting unit relative to the reporting unit’s carrying amount rather than on the basis of the implied amount of goodwill relative to the goodwill balance of the reporting unit. ASU 2017-04 is effective for annual periods beginning after December 15, 2019, including interim periods within those periods, for public business entities. BEN does not expect the adoption of this ASU to have a material impact on its consolidated financial statements and related disclosures.

ASU 2018-07, Compensation – Stock Compensation (Topic 718) was issued in June 2018. The amendments in this standard expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The amendments of this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018, for public business entities. This ASU did not have a material impact on BEN’s consolidated financial statements and related disclosures upon adoption on January 1, 2019.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	Initial Capitalization and Organizational Transactions

BEN commenced commercial operations on September 1, 2017, when BEN and MHT Financial, L.L.C. (“MHT Financial”) entered into agreements to provide liquidity in exchange for the economic rights to several portfolios of alternative assets (collectively, the “Initial Transactions”). In December 2017 and January 2018, BEN and MHT entered into additional agreements to provide liquidity in exchange for the economic rights to additional portfolios of alternative assets (collectively, the “Second Transactions”). The primary closing condition of the Initial and Second Transactions consisted of MHT Financial entering into a Purchase and Sale Agreement with owners of alternative asset funds (family offices, fund-of-funds, and institutions, collectively the “Sellers”) to acquire the portfolios of alternative assets (the “Initial Exchange Portfolio” for the Initial Transactions and the “Second Exchange Portfolio” for the Second Transactions) and the subsequent contribution of the Initial and Second Exchange Portfolios by MHT Financial to certain exchange trusts (“Exchange Trusts”) in exchange for Common Units of BEN of a like value.

The Initial Transactions included:

(i)	MHT Financial purchased the Initial Exchange Portfolio at purchase prices set out in schedules to the various Purchase and Sale Agreements (each such agreement, the “PSA”). The purchase price calculations in the PSAs used December 31, 2016, reported net asset value (“NAV”) for the Initial Exchange Portfolio and adjusted for cash flows (capital calls and distributions) through the day before the signing of the PSAs. In addition, the PSAs included mark-to-market securities, which were valued at the end of business on the day prior to the PSA date. MHT Financial’s aggregate purchase price for the Initial Exchange Portfolio was $489.2 million (the “Initial Exchange Portfolio Purchase Price”);

(ii)	BEN extended liquidity to the Trust Structure equal to 77% of the Initial Exchange Portfolio Purchase Price with the cash flows from the Initial Exchange Portfolio provided in return;

(iii)	Transfers to the Exchange Trusts of Common Units issued by BEN in return for liquidity proceeds equal to 77% of the Initial Exchange Portfolio Purchase Price;

(iv)	The contribution of substantially all the remaining tangible and intangible assets held by BEN to its subsidiaries;

(v)	An agreement for new notes/loans of approximately $141 million to (a) refinance existing loans from entities associated with BEN’s founder totaling approximately $120.8 million and to (b) purchase certain assets from BEN’s founder that were expensed by BEN totaling $20.2 million; and

(vi)	The distribution by the Company to its founder of assets related to certain legacy business activities that would not be involved in the continuing BEN business.

The Second Transactions, which were entered into in December 2017 and January 2018 were carried out in a manner consistent the Initial Transactions. MHT Financial’s aggregate purchase price for the Second Exchange Portfolio was $244.6 million (the “Second Exchange Portfolio Purchase Price”). BEN extended liquidity to the Trust Structure equal to 77% of the Second Exchange Portfolio Purchase Price in the form of Common Units of BEN with the cash flows from the Second Exchange Portfolio provided in return.

Through December 31, 2018, BEN’s originations of liquidity products have been limited to the Initial and Second Transactions described above. The Initial and Second Transactions have been transacted with a limited number of family offices, fund-of-funds and institutions. These types of clients, specifically, fund-of-funds and institutions may not represent the target market of BEN’s liquidity products in the future.

4.	Transaction with GWG Holdings, Inc. and GWG Life, LLC

On January 12, 2018, BEN entered into a Master Exchange Agreement, as amended from time to time (the “MEA”), with GWG Holdings, Inc., a Delaware corporation (“GWG Holdings”), GWG Life, LLC, a Delaware limited liability company and wholly owned subsidiary of GWG Holdings (“GWG Life” and, collectively with GWG Holdings, the “GWG Parties”), and the Exchange Trusts, by which the Exchange Trusts agreed to transfer the Common Units they held in BEN to the GWG Parties and received assets including GWG Holdings’ stock and GWG Life debt. On August 10, 2018 (“Initial Transfer Date”), BEN and the GWG Parties executed a third amended MEA and completed an initial transfer (“Initial Transfer”) under which:

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

●	BEN, as borrower, entered into a commercial loan agreement (the “Commercial Loan Agreement”) with GWG Life, as a lender, in a principal amount of $200.0 million, with the loan proceeds used to redeem $200.0 million in BEN Common Units held by the Exchange Trusts;
●	BEN delivered to GWG Holdings a promissory note (the “Exchangeable Note”) in the principal amount of $162.9 million, in exchange for $162.9 million in BEN Common Units held by the Exchange Trusts;
●	The Exchange Trusts used the loan proceeds from BEN to acquire $362.9 million of L Bonds due 2023 from GWG;
●	The Exchange Trusts delivered to GWG Holdings 4,032,349 Common Units of BEN in exchange for L bonds due 2023 in an aggregate principal amount of $40.3 million;
●	BEN purchased 5,000,000 shares of GWG’s Series B Convertible Preferred Stock for cash consideration of $50.0 million, after which BEN transferred the GWG Holdings Series B Convertible Preferred Stock to the Exchange Trusts on August 13, 2018, in exchange for $50.0 million in BEN Common Units held by the Exchange Trusts; and
●	BEN and GWG Holdings entered into a registration rights agreement (the “Registration Rights Agreement”) with respect to the BEN Common Units received and to be received by GWG Holdings.

Under the MEA, at the final closing (the “Final Closing”), which occurred on December 28, 2018 (the “Final Closing Date”):

●	in accordance with the MEA and based on the NAV of the Exchange Portfolio as of the Final Closing Date, effective as of the Initial Transfer Date, (i) the principal of the Commercial Loan Agreement was adjusted to $182.0 million, (ii) the principal amount of the Exchangeable Note was adjusted to $148.2 million and (iii) the principal amount of the L bonds held by the Exchange Trusts was adjusted to $366.9 million;
●	the accrued interest on the Commercial Loan Agreement and the Exchangeable Note was added to the principal amount of the Commercial Loan Agreement, as a result of which the principal amount of the Commercial Loan Agreement as of the Final Closing Date was $192.5 million;
●	the Exchange Trusts transferred to GWG Holdings an aggregate of $216.5 million in BEN Common Units and BEN transferred $148.2 million in BEN Common Units to GWG Holdings in exchange for the Exchangeable Note;
●	BEN issued to GWG Holdings an option (“Option Agreement”) to acquire the number of BEN Common Units, interests, or other property that would be received by a holder of NPC Series A Subclass 2 Units of BCH; and
●	GWG Holdings issued to the Exchange Trusts 27,013,516 shares of GWG Holdings common stock (including shares issued upon conversion of the GWG Holdings Series B Convertible Preferred Stock).

The aggregate impact of the Initial Transfer and the Final Closing transactions to BEN’s consolidated financial statements as of and for the seven months ended December 31, 2018 includes: i) a net decrease in outstanding BEN Common Units totaling $232.0 million, ii) a net increase in debt, net of debt discount, of $174.8 million,

iii) a reduction in cash and cash equivalents of $50.0 million, iv) an increase in other liabilities related to the Option Agreement of $57.2 million, and v) recognition of transaction expenses of $39.5 million and interest expense of $10.5 million.

Refer to Note 9 for further information on the Option Agreement issued to GWG Holdings as part of the Final Closing. Additionally, in order to facilitate the closing of the transaction with the GWG Parties, the Company agreed to the redemption for debt of $72 million of NPC Series A Subclass 1 held by an entity related to our founder. Refer to Note 11 for further information on the debt issued in connection with this redemption of NPC Series A Subclass 1 Units.

Registration Rights Agreement

On the Initial Transfer Date, BEN and GWG Holdings entered into the Registration Rights Agreement related to BEN’s Common Units providing GWG Holdings with certain customary registration rights with respect to the BEN Common Units received pursuant to the MEA. Pursuant to this Registration Rights Agreement, GWG Holdings is entitled to certain customary demand registration, shelf takedown and piggyback registration rights with respect to the BEN Common Units, subject to certain customary limitations (including with respect to minimum offering size and a maximum number of demands and underwritten shelf takedowns within certain periods). The agreement remains in effect until the earlier of the date GWG Holdings is permitted to sell all registrable securities under Rule 144 or until the registrable securities are sold.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Acquisitions

Change-of-Control Transaction

Through the initial capitalization transactions described in Note 3, a third-party institutional investor held an indirect interest in all or substantially all of the outstanding Common Units of BEN through the Exchange Trusts. In a series of actions culminating on May 31, 2018, the limited liability company agreement of BEN’s general partner, BMLLC, was amended and certain proxies were granted that reduced certain rights of our founder, including removing the founder’s right to appoint a majority of the board of directors of BMLLC, finalizing a change-of-control event. BEN applied pushdown accounting under ASC Topic 805-50-25-8 due to the change- of-control event of BMLLC.

In connection with the change-of-control event, the enterprise value and the estimated fair value of identifiable assets acquired, and liabilities assumed as of the date of the change-of-control transaction are summarized in the following table:

Equity Value Allocated To:
Common Units	$807,162,268
Class S Ordinary Units	139,735,641
NPC Series A Subclass 1 Units	1,030,434,942
Non-controlling interests (trusts)	(97,858,911)
Total equity value	1,879,473,940
Assets:
Investments in senior beneficial interests	513,824,625
Due from unconsolidated affiliates and trusts	175,259,582
Fees receivable	36,899,244
Cash and cash equivalents	7,813,216
Other receivables and other assets	7,906,295
Insurance license	3,100,000
Total assets	744,802,962
Liabilities:
Debt due to related parties	126,274,253
Other liabilities and deferred revenue	90,302,503
Accounts payable and accrued expenses	14,813,996
Repurchase options	164,605,028
Due to unconsolidated affiliates and trusts	294,594
Total liabilities	396,290,374
Net assets	348,512,588
Goodwill resulting from the change-of-control	$1,530,961,352

Methods Used to Determine Equity Value and to Fair Value Assets and Liabilities

The following is a description of the valuation methodologies used to estimate the fair value of equity and the fair values of major categories of assets acquired and liabilities assumed. In many cases, determining the fair value of equity and the acquired assets and assumed liabilities required management to estimate cash flows expected from those assets and liabilities and to discount those cash flows at appropriate rates of interest. This required the utilization of significant estimates and management judgment in accounting for the change-of- control event.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Equity: The values for each equity component were calculated after determination of an overall enterprise value for the Company. The enterprise value of the Company was determined using the OPM Backsolve approach under the market method. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the firm. Once an overall equity value was determined, amounts were allocated to the various classes of equity based on the security class preferences. The inputs to the OPM Backsolve approach are the equity value for one component of the capital structure, expected time to exit, the risk-free interest rate and an assumed volatility based on the volatility of similar publicly traded companies. The OPM Backsolve inputs include Level 3 inputs.

Investments in senior beneficial interests: The investments in senior beneficial interests accounted for as equity securities were valued based on current guidance which defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. Level 3 inputs were utilized to value the investments in senior beneficial interest portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v) distribution rates, and vi) market discount rates. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value.

Due from unconsolidated affiliates and trusts and due to unconsolidated affiliates and trusts: These assets, including cash due from the LiquidTrusts, and liabilities were valued at their current carrying amount as that amount approximates fair value due to their short-term nature.

Fees receivable: These fees receivable were valued using the current carrying amount as that amount approximates fair value.

Cash and cash equivalents: The estimated fair values of cash and cash equivalents approximate their stated value.

Other receivables and other assets: Other receivables were valued using the current carrying amount as that amount approximates fair value due to the short time between their origination date and the fair value date. Other assets were valued using the current carrying amount as that amount approximates fair value.

Insurance license: The insurance license asset was valued using the guideline transactions approach under the market method. The recent transactions approach indicates the value of an asset by deriving multiples from recent transactions involving similar assets. The recent transactions methodology utilizes Level 2 inputs.

Debt due to related parties: The fair value of the debt due to related parties approximates the carrying value of the debt based on the recent issuance of the debt, its variable interest rate, and the short remaining term. The fair value of debt due to related parties was determined using Level 2 inputs in the fair value hierarchy.

Other liabilities and deferred revenue: The carrying amounts of other liabilities and deferred revenue approximate the fair value.

Accounts payable and accrued expenses: Due to their short-term nature, the carrying amounts of accounts payable and accrued expenses approximate the fair value.

Repurchase options: Repurchase options were fair valued using a Black-Scholes option pricing model with a time-dependent strike for the repurchase price. Other model assumptions include i) a period of restricted exercise, ii) the dividend yield, iii) underlying NAVs, iv) alternative asset growth rates, v) volatilities and vi) market discount rate.

Goodwill: The resulting excess of the overall enterprise value after deducting the fair values of the major categories of assets acquired and liabilities assumed is recognized as goodwill. The goodwill recognized is the result of the inherent value associated with the assembled business after all separately identifiable assets acquired and liabilities assumed are deducted from the determined enterprise value.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Acquisition of ACE Portal, Inc. Assets and Liabilities

On February 12, 2018, BCH purchased the assets and certain liabilities of ACE Portal, Inc. in exchange for

$20,000 in cash and 202,450 shares of Class S Ordinary Units. BCH formed a new limited liability company, Ace Portal, L.L.C. to operate the online portal. In a separate and concurrent transaction, BCH also acquired the personal goodwill of a certain key executive from ACE Portal, Inc. for consideration including cash payments of up to $0.7 million, earnout payments of up to 200,063 Class S Ordinary Units based primarily on the achievement of certain revenue targets over the next 5 years; contingent payments of up to 803,185 Class S Ordinary Units based primarily on achievement of certain operational milestones; and conditional payments of up to 227,041 Class S Ordinary Units based primarily on the passage of time and achievement of certain milestones. During 2018, $200,000 of cash payments and 102,041 Class S Ordinary Units were issued as part of the personal goodwill transaction.

In connection with the ACE Portal acquisition, the following table details the consideration paid, the initial estimated fair value of identifiable assets acquired, and liabilities assumed as of the date of acquisition and the resulting goodwill recorded:

Consideration Paid:
Cash consideration	$20,000
Equity consideration	2,024,500
Contingent liability	4,010,952
Total value of consideration	6,055,452
Assets Acquired:
Developed technology	1,328,925
Non-compete agreement	656,016
Other assets	11,996
Total assets	1,996,937
Liabilities Assumed:
Accounts payable	131,844
Other liabilities	691,186
Total liabilities	823,030
Net assets acquired	1,173,907

Goodwill resulting from the acquisition of ACE Portal, Inc. assets	$4,881,545

As of December 31, 2018, the estimates of the equity value in the change-of-control event and the fair values of identifiable assets and liabilities assumed in the change-of-control event and the ACE Portal, Inc. acquisition are final.

6.	Investments in senior beneficial interests

Investments in senior beneficial interests held by the Company as of December 31, 2018 and 2017, respectively, were originated by the transactions discussed in Note 3. The Company holds investments in senior beneficial interests in each LiquidTrust that has been established through December 31, 2018. The investments in senior beneficial interests are entitled to the repayment of the initial contribution and any additional contributions required to be made under the LiquidTrust agreement. The LiquidTrust agreements require additional contributions in limited situations to fund obligations of the LiquidTrusts such as capital commitment calls from alternative asset funds above certain thresholds or the fulfillment of required cash reserves at the LiquidTrust to pay trustee fees and expenses after the passage of one year. The investments in senior beneficial interests are entitled to an annual return on its total net contributions based on the greater of a floor of 15% or average LIBOR for the period plus 14% (“Base Return”). Finally, the investments in senior beneficial interests participate in a portion of the returns above the Base Return up to the greater of 30% or the average LIBOR for the period plus 29% (“Enhanced Return”).

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As cash distributions for the alternative asset funds held by the LiquidTrusts are received, the allocation of such proceeds is determined based on a waterfall. Based on the allocation results of the waterfall, the proceeds applied against the investments in senior beneficial interests for the repayment of the total net contributions and the Base Return are utilized ultimately to repay BCC the amounts due under the loan agreement between BCC and the Trust Structure. The Enhanced Return earned from one LiquidTrust can be utilized to repay loans from BCC to the Trust Structure related to another LiquidTrust when cash flows from the client’s original alternative assets are not sufficient to repay the loan principal and contractual interest and fees due to BCC provided the LiquidTrusts are included in the same Collective Trust. Enhanced Return amounts earned and not utilized in the above manner are not available to BCC or other BEN entities and represent noncontrolling interests (trusts). The investments in senior beneficial interests are collateralized by the Exchange Portfolio.

See Note 14, Fair Value Measurements, for additional required disclosures for financial instruments accounted for at fair value on a recurring basis.

7.	Premises and Equipment, Net

Premises and equipment, net, which are included in other assets in the consolidated statements of financial condition, consist of the following:

	Successor	Predecessor
	As of December 31,	As of December 31,
	2018	2017
Leasehold improvements	$16,400	$280,863
Furniture, fixtures, and equipment	40,531	864,919
Computer hardware and software	290,614	628,331
Other	68,173	77,634
Subtotal	415,718	1,851,747
Less: accumulated depreciation	(45,549)	(1,800,976)
Premises and equipment, net	$370,169	$50,771

Depreciation expense related to premises and equipment was $46,000, $10,000, and $2.9 million (including depreciation related to discontinued operations) for the seven months ended December 31, 2018, for the five months ended May 31, 2018, and for the year ended December 31, 2017, respectively.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Goodwill and Other Intangibles

The following table presents activity in the Company’s goodwill and finite-lived and indefinite-lived intangible assets from December 31, 2017 to December 31, 2018. Prior to 2018, the Company did not have any separately identifiable intangibles or goodwill.

	Predecessor			Successor
	As of			As of	Amortization
	December 31, 2017	Additions	Amortization	December 31, 2018	Period
Goodwill	$—	$1,530,961,352	$—	$1,530,961,352	Indefinite
Developed technology	—	1,328,925	(116,281)	1,212,644	10 Years
Non-compete agreement	—	656,016	(143,503)	512,513	4 Years
Insurance license	—	3,100,000	—	3,100,000	Indefinite
Total goodwill and intangible assets	$—	$1,536,046,293	$(259,784)	$1,535,786,509

We expect that amortization expense for our existing intangibles subject to amortization for the succeeding five years and thereafter will approximate the following:

2019	296,897
2020	296,897
2021	296,897
2022	153,394
2023	132,893
2024 and thereafter	548,179

Barring a triggering event that suggests possible impairment, management conducts impairment tests for goodwill and indefinite-lived assets during the fourth quarter each year, using generally accepted valuation methods. During the fourth quarter of 2018, management tested for impairment and determined there was no impairment of goodwill or indefinite-lived intangible assets. Finally, management has determined that none of the Company’s goodwill is deductible for tax purposes.

9.	Other Liabilities

Other liabilities consist of the following:

	Successor	Predecessor
	As of December 31,	As of December 31,
	2018	2017
Option agreement liability	$57,218,703	$-
Liability to redeem common units	25,131,244	-
Interest commitments	1,759,349	-
Tax distribution payable	2,519,912	2,519,912
Other	4,171,532	3,101,834
Other liabilities	$90,800,740	$5,621,746

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Option Agreement Liability

As part of the Final Closing of the transaction with the GWG Parties discussed in Note 4, BEN issued the Option Agreement to GWG Holdings as additional consideration to consummate the transaction contemplated by the MEA. The Option Agreement provides GWG Holdings the ability to acquire Common Units of BEN with an initial settlement amount of $57.2 million for an exercise price of $0. The Option Agreement can be exercised at any time, in part with minimum exercises of $0.1 million or in full, and automatically exercises upon expiration, ten years from the issuance date of December 28, 2018. The settlement amount determined at the time of exercise is based on the number of Common Units in BEN that a holder of NPC Series A Subclass 2 Units, to be issued in 2019, would receive if such holder were converting as of the settlement date.

In connection with the issuance of the Option Agreement, NPC Series A Subclass 2 Units will be issued by BCH to BEN. The NPC Series A Subclass 2 Units will have an initial value of $57.2 million and will be adjusted in future periods based on allocations of gain and losses, tax distributions, and other amounts that would be allocated to a NPC Series A Subclass 1 Unitholder with a capital account balance of the same amount. The NPC Series A Subclass 2 Units will hold the same rights and privileges as the NPC Series A Subclass 1 Units and will possess a priority in the allocation of taxable income to eliminate any book-tax disparity that exists with respect to the NPC Series A Subclass 1-Unit accounts. The preferred return of the NPC Series A Subclass 1 Units will be limited to the excess of the amount of the return determined as if the NPC Series A Subclass 2 Units had not been issued over the amount of the quarterly preferred NPC Series A Subclass 1 Units return provided to the NPC Series A Subclass 2 Units.

In conjunction with recording the liability of $57.2 million related to the Option Agreement, the Company expensed $39.5 million immediately in the seven months ended December 31, 2018 and a debt discount to the Commercial Loan Agreement of $17.7 million was recognized which is recorded net of the outstanding debt on the statement of financial condition. The debt discount will be amortized to interest expense over the 5-year life of the Commercial Loan Agreement. The value of the Option Agreement was allocated between expense and debt discount using the relative values of the sources of proceeds utilized to redeem BEN Common Units from the Exchange Trusts as part of the transaction with the GWG Parties. Holders of NPC Series A Subclass 1 Units related to our founder will be allocated any expenses incurred by the Company, in the period recognized, as a result of the delivery of the Option Agreement to GWG to consummate the transactions contemplated by the MEA.

The value of the Option Agreement will adjust each period until exercised by GWG based on the allocation of profit and losses, tax distributions, and other amounts allocated to the NPC Series A Subclass 2 Units. This adjustment will result in income or expense being recognized by BEN each period until the option is exercised that will be directly allocated to all NPC Series A Subclass 1 Unitholders on a pro rata basis.

Liability to Redeem Common Units

The Company entered into an agreement effective August 10, 2018, with MHT Financial, certain Exchange Trusts and certain Sellers that are parties to the PSAs outlined in Note 3. Under this agreement, BEN agreed to pay to these Exchange Trusts and MHT Financial agreed to cause these Exchange Trusts to pay certain Sellers a total of $100 million dollars in cash for the redemption of BEN Common Units held in these Exchange Trusts for the benefit of certain Sellers. In addition, the Company agreed to pay to these Exchange Trusts, and MHT Financial agreed to cause these Exchange Trusts to pay to certain Sellers a total of $50 million dollars in cash for the redemption of BEN Common Units, sourced from 80 percent of the cash received by the Company following the date of August 10, 2018 from certain Funding Trusts and any cash received by the Company from a certain contemplated equity offering of BCH. A total of $114.9 million was paid by the Company under this agreement through December 14, 2018, including the $100 million payment made in August 2018.

On December 14, 2018, the Company entered into an amendment to the August 10, 2018 agreement. In the amended agreement, the Company agreed to pay to these Exchange Trusts and MHT Financial agreed to cause these Exchange Trusts to pay certain Sellers a total of $10.0 million by December 21, 2018, to redeem BEN Common Units held in these Exchange Trusts. The $10 million was paid on December 21, 2018. Also, the Company agreed to pay cash to these Exchange Trusts and MHT Financial agreed to cause these Exchange Trusts to pay to certain Sellers an aggregate amount not to exceed $25.1 million in cash for the redemption of BEN Common Units from i) monthly payments received by the Company from all existing Funding Trusts over certain thresholds, ii) any cash proceeds received from a contemplated equity offering by BCH, and iii) any cash received from certain debt issuances contemplated with a certain third-party lender. The Company evaluated this obligation under ASC Topic 480, Distinguishing Liabilities from Equity, and recorded a liability related to the obligation to redeem the BEN Common Units by transferring assets with a corresponding reduction in BEN Common Units. As of December 31, 2018, a liability of $25.1 million was reflected in other liabilities. The Company also agreed to pay interest on this outstanding liability on a semi-annual basis at a rate of 1-month LIBOR plus 3.95% beginning on December 14, 2018. Interest expense of $77,000 was recognized and accrued at December 31, 2018 and during the seven months ended December 31, 2018 and the accrued interest is also reflected in other liabilities. No amount of this accrued interest was paid as of December 31, 2018.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest Commitment

The Company agreed with certain other sellers to Exchange Trusts to pay interest beginning on August 10, 2018 on a semi-annual basis at a rate of 1-month LIBOR plus 3.95% for thirty percent of the value of the BEN Common Units held by these Exchange Trusts until such time at these Exchange Trusts liquidate their holdings of BEN Common Units. The Company does not have an obligation to repurchase or redeem the BEN Common Units held by these Exchange Trusts. Interest expense of $1.7 million was recognized and accrued at December 31, 2018 and during the seven months ended December 31, 2018 and this accrued interest is reflected in other liabilities. Interest is payable on a semi-annual basis beginning in February 2019. No amount of accrued interest was paid as of December 31, 2018.

10.	Commercial Loans from Affiliate

Commercial Loan Agreement

As part of the Initial Transfer with the GWG Parties discussed in Note 4, on August 10, 2018, GWG Life, as lender, and BEN, as borrower, entered into the Commercial Loan Agreement. The initial principal amount of

$200 million under the Commercial Loan Agreement is due on August 9, 2023; provided that (a) in the event BEN completes at least one public offering of its Common Units raising at least $50 million which on its own or together with any other public offering of BEN’s Common Units results in BEN raising at least $100 million, then the maturity date will be extended to August 9, 2028; and (b) in the event that BEN (i) completes at least one public offering of its Common Units raising at least $50 million which on its own or together with any other public offering of BEN’s Common Units results in BEN raising at least $100 million and (ii) at least 75% of BCH’s total outstanding NPC Series B Subclass 1 Units, if issued, have been converted to shares of BEN’s Common Units, then the maturity date will be extended to August 9, 2033.

The Commercial Loan Agreement allows for prepayment, in whole or in part in minimum increments of $1.0 million and a minimum amount of $5.0 million, without premium or penalty, subject only to payment of interest accrued to the date of prepayment. Repayment of the balance under the Commercial Loan Agreement is subordinated in right of payment to any of BEN’s commercial bank debt and the debt due to related parties, and to BEN’s obligations which may arise in connection with its NPC Series B Subclass 1 Units, if issued. BEN’s obligations under the Commercial Loan Agreement are unsecured.

The principal amount under the Commercial Loan Agreement bears interest at 5.00% per year, compounded annually; provided that the accrued interest from the Initial Transfer Date to the Final Closing Date was added to the principal balance under the Commercial Loan Agreement. From and after the Final Closing Date, one- half of the interest, or 2.50% per year, is due and payable monthly in cash, and (ii) one-half of the interest, or 2.50% per year, accrues and compounds annually on each anniversary date of the Final Closing Date (December 28, 2018) and becomes due and payable in full for cash on the maturity date.

In connection with the Final Close, the principal balance of the Commercial Loan Agreement was adjusted from

$200.0 million to $182.0 million based on the final NAV of the Exchange Portfolio and $10.5 million of accrued interest from the Commercial Loan Agreement and the Exchangeable Note was converted to principal on the Commercial Loan Agreement. As of December 31, 2018, the outstanding principal, including interest paid-in- kind, was $192.5 million on the Commercial Loan Agreement. The balance reflected on the statement of financial condition as of December 31, 2018 of $174.9 million, is net of unamortized debt discount recorded as of the Final Closing Date of $17.7 million that has an amortization period of approximately 4.6 years. The effective interest rate on the Commercial Loan Agreement from the Final Closing Date is approximately 7.25%.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Commercial Loan Agreement contains covenants including limitations on the amount of additional indebtedness senior in right of payment, delivery of audited financial statements within 60 days of year-end, and unaudited quarterly financial statements within 25 days of each quarter end other than the fourth quarter. As a result of the Company’s restatement, it was unable to comply with the covenant requiring the timely delivery of audited financial statements for 2018 and unaudited financial statements for the quarter ended March 31, 2019. The Company obtained a forbearance agreement, as amended and restated, to extend the dates by which the Company is required to deliver these financial statements to July 31, 2019. Under the terms of the forbearance agreement, GWG Life agreed to not exercise any default related rights and remedies available to them as a result of the delayed delivery of the financial statements if the financial statements are delivered by July 31, 2019.

Exchangeable Note

As part of the Initial Transfer with the GWG Parties discussed in Note 4, on August 10, 2018, BEN issued to GWG Holdings the Exchangeable Note in the principal amount of $162.9 million. The Exchangeable Note accrued interest at a rate of 12.40% per year, compounded annually, commencing on August 10, 2018, through the earlier to occur of the maturity date or the Final Closing Date. Interest was payable in cash on the earlier to occur of the maturity date or the Final Closing Date; provided that BEN could, at its option, add to the outstanding principal balance under the Commercial Loan Agreement, the accrued interest in lieu of payment in cash of such accrued interest thereon at the Final Closing Date (or, if earlier, the maturity date of the Exchangeable Note). The principal amount of the Exchangeable Note was payable in cash on August 10, 2023. In the event the Final Closing Date occurred on or prior to the maturity date, the principal amount of the Exchangeable Note was payable in BEN Common Units at a price equal to $10.00 per Common Unit. In the event the Final Closing Date occurred prior to the maturity date, BEN could, at its option, pay the accrued interest on the Exchangeable Note in the form of BEN Common Units or in the form of a promissory note providing for a term of up to two years and cash interest payable semi-annually at the rate of 5.00% per year.

In connection with the Final Close, the principal balance of the Exchangeable Note was adjusted from $162.9 million to $148.2 million based on the final NAV of the Exchange Portfolio and all accrued interest was added to the principal balance on the Commercial Loan Agreement. Additionally, the principal balance of the Exchangeable Note was exchanged for 14,822,843 BEN Common Units and, in return, the Exchangeable Note was canceled by GWG.

Maturities on the Commercial Loan Agreement and the Debt Due to Related Parties described in Note 11 for the next five years are as follows:

	Commercial Loan	Debt Due to
	Agreement	Related Parties
2019	-	-
2020	-	198,399,549
2021	-	-
2022	-	207,904
2023	192,507,946	4,605,145

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	Debt Due to Related Parties

On September 1, 2017, the Company, through its BCC subsidiary, entered into a loan agreement (“New Loan Agreement”) with HCLP Nominees, L.L.C. (see Note 15 for further discussion of this entity) to refinance its prior existing loans (“Old Loan Agreements”) and other payables with our founder or related entities formed by our founder. The aggregate principal amount refinanced by the Company, including $20.2 million related to the purchase of certain assets, totaled $141.0 million on a total advance commitment amount of $146.0 million. The advance commitment period expired on January 19, 2018 and no further borrowings were made by the Company or other related entities. The New Loan Agreement required an upfront fee of 1% of the commitment amount that totaled $1.5 million and the loan accrues interest at a rate of 1-month LIBOR plus 3.95% and is compounded daily. Interest payments are due by the 15th of the month (“Interest Payment Date”) and were paid-in-kind through June 30, 2018. Through December 15, 2018, HCLP Nominees, L.L.C. exercised its option to allow interest to be paid-in-kind for interest due after June 30, 2018, in accordance with the provisions provided with the agreement. All interest that was paid in kind from September 1, 2017 through December 15, 2018 was paid in December 2018 for a total payment of $9.7 million. The provisions of the New Loan Agreement require partial mandatory prepayments if i) the ratio of the sum of total outstanding debt plus accrued interest divided by the market value of eligible underlying investments exceeds 50%, ii) total borrowings during the commitment period exceed the total advance commitment, or iii) $25.0 million is required to be repaid on the date that the first funds are received in trust related to the transactions described in Note 3 from any distribution or other amounts received from the collateral underlying the loans receivable balances. In March 2019, the New Loan Agreement was amended to include an additional mandatory prepayment clause. The new prepayment clause stipulates that beginning January 1, 2019 and calculated monthly, the Company shall prepay on the Interest Payment Date an amount not to exceed $30 million for any month equal to (A) the sum of (x) cash on hand plus (y) aggregate cash receipts of its affiliates in the Trust Structure, less the (B) sum of (x) $25 million, plus (y) total amount of Funding Trust loans. A principal payment in the amount of $25 million was required under mandatory prepayment clause (iii) and was paid under this provision of the New Loan Agreement in the first quarter of 2018. An additional borrowing of $10.0 million occurred in the fourth quarter of 2018 related to the New Loan Agreement.

The New Loan Agreement is guaranteed by affiliates of BCC. The New Loan Agreement contains standard provisions, including customary covenants and events of default and termination, including cross-default provisions. At December 31, 2018 and 2017, the Company was not in compliance with certain covenants within this agreement. Specifically, the Company was not in compliance with providing quarterly financial statements and certifications through March 31, 2019 in a timely manner, providing other required information reporting through April 30, 2019 in a timely manner, and violations of cross default provisions and lack of timely notice related to the failure to comply with provisions of the Commercial Loan Agreement covenants as discussed in Note 10. HCLP Nominees, L.L.C. waived these defaults as part of a waiver agreement entered into on May 10, 2019.

The New Loan Agreement had a scheduled maturity of December 31, 2018. In December 2018, HCLP Nominees, L.L.C. approved the extension of the maturity date to March 31, 2019, and then in March 2019, the maturity was extended to June 30, 2020 but allows for further extensions at the discretion of HCLP Nominees, L.L.C, if requested by BEN through March 31, 2022. Both extensions were made under substantially the same terms as the original agreements, other than the additional mandatory prepayment clause described above for the New Loan Agreement. Additionally, all interest that was paid in kind from December 16, 2018 to May 15, 2019 was paid in June 2019 and regular monthly interest payments will commence subsequent to this payment. The outstanding balance, including interest paid in kind, of the New Loan Agreement was $126.4 million and $143.5 million as of December 31, 2018 and 2017, respectively.

The Old Loan Agreements include a series of six loan agreements issued by entities associated with BEN’s founder between 2005 and 2007. The Old Loan Agreements were payable upon demand and did not require any periodic payments. The Old Loan Agreements accrued interest at rates between 4.19% and 4.94% and were compounded daily. Interest payments accrued to the principal balance and were payable upon demand. The Old Loan Agreements contained standard provisions, including customary events of default and termination. The balance of the Old Loan Agreements and other payables to the founder were refinanced into the New Loan Agreement on September 1, 2017.

In December 2018, in order to facilitate the closing of the transaction with the GWG Parties described in Note 4, Beneficient Holdings, Inc. (“BHI”), a related party to our founder, agreed to certain conditions related to its holding of NPC Series A Subclass 1 Units of BCH in exchange for obtaining a right to receive early liquidity. Under the then existing governing documents, BHI had an early liquidity option to convert $72 million of NPC Series A Subclass 1 Units of BCH into Common Units of BEN. BEN agreed instead to provide the early liquidity in the form of a note issued by BCC on terms no more favorable to BHI than the terms of the New Loan Agreement described above.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 28, 2018, BEN and BHI entered into a promissory note for $72 million in return for the relinquishment by BHI of $72 million of NPC Series A Subclass 1 Units of BCH. The promissory note bears interest at one month adjusted LIBOR plus 3.95% and was due on March 31, 2019. The promissory note required that within 30 days of execution or such later date as BHI may agree that the parties enter into a credit agreement evidencing a secured credit facility consistent with the terms and provisions of the New Loan Agreement. A credit agreement replacing the promissory note was executed in May 2019. This credit agreement contains partial mandatory prepayment provisions materially consistent with the New Loan Agreement, as amended. Voluntary prepayments are permitted but require a prepayment premium if the source of the prepayment funds is from sources other than the underlying collateral. Prior to the execution of the credit agreement, BHI approved the extension of the maturity date of this debt to June 30, 2020. The credit agreement executed in May 2019 provides for a June 30, 2020 maturity date but allows for further extensions at the discretion of HCLP Nominees, L.L.C, if requested by BEN, through March 31, 2022.

12.	Equity

Below is a description of the outstanding classes of the equity of the Company, including quasi-equity amounts that are required to be reported as temporary equity between the liabilities and equity sections on the consolidated statements of financial condition. The Company’s governing documents authorize the issuance of additional classes of equity. All equity interests are limited partnership interests.

Common Units

As of December 31, 2018, and 2017, BEN had a total of 45,031,920 and 50,240,428 Common Units issued and outstanding, respectively. As limited partner interests, these units are generally non-voting and do not entitle the limited partner to participate in the management of the Company’s business and affairs. For each Common Unit issued by BEN, BEN owns one unit of the Class A issued by BCH. The Class A Unit is entitled to share in the profits of BCH.

Noncontrolling Interests:

Non-Participating Convertible Series A Subclass 1 (NPC Series A Subclass 1)

BCH, a consolidated subsidiary of BEN, had non-unitized equity outstanding as of December 31, 2018 and 2017. The NPC Series A Subclass 1 Units were issued with an initial nominal value of $318.4 million on the issue date of September 1, 2017. The NPC Series A Subclass 1 Unit accounts are non-participating, convertible units entitled to a compounded quarterly preferred return based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period including the calculation date, as published on the calculation date, plus (B) (x) 2% prior to an initial public offering by BEN and (y) 3% thereafter, and (ii) the denominator of which is 1 minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the BCH’s most recently filed Internal Revenue Service Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. Beginning June 1, 2018, the NPC Series A Subclass 1 Unitholders agreed to temporarily reduce the preferred return rate through March 31, 2019. The NPC Series A Subclass 1 Unit’s annual preferred return rate was 2.0 percent, 1.0 percent and 2.0 percent for the one month ended June 30, 2018, the three months ended September 30, 2018, and the three months ended December 31, 2018, respectively. The annual preferred return rate will be 2.0% for the three months ending March 31, 2019. This temporary reduction expired on March 31, 2019. The weighted average preferred return rate for the seven months ended December 31, 2018, for the five months ended May 31, 2018, and for the period from September 1, 2017 to December 31, 2017, was approximately 1.6%, 7.4% and 6.9%, respectively. The preferred return amounts for the aforementioned periods were $9.9 million, $10.0 million and $7.3 million, respectively. No amounts have been paid to the NPC Series A Subclass 1 Unitholders related to the preferred return from inception through December 31, 2018 and any amounts earned have been accrued and are included in the balance of redeemable noncontrolling interests. In connection with the issuance of NPC Series A Subclass 2 Units as part of the Option Agreement, the preferred return of NPC Series A Subclass 1 Unitholders will be reduced by the preferred return allocated to the NPC Series A Subclass 2 Units during the period the Option Agreement remains outstanding.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following certain events (generally, the earlier of (i) 48 months after the initial transactions described above in Note 3 are complete and (ii) the later of (x) one year after an initial public offering, and (y) the day after the date on which the last “trade” price of the units is above $14.00) and subject to certain constraints, NPC Series A Subclass 1 Unit accounts, in whole or in part, may be converted into Class S Ordinary Units on a quarterly basis. The NPC Series A Subclass 1 Units are subject to certain other conversion and redemption provisions.

Upon an election, a holder of NPC Series A Subclass 1 Units will be issued Class S Ordinary Units necessary to provide the holder with a number of Class S Ordinary Units that, in the aggregate, equal (a) the balance of the holder’s capital account associated with the NPC Series A Subclass 1 Unit accounts being converted divided by (b) either (x) prior to an initial public offering, the appraised per Class A Unit fair market value as determined by BEN and (y) following an initial public offering, the average price of a Common Unit for the thirty (30) day period ended immediately prior to the applicable conversion date. The holder of such newly issued Class S Ordinary Units may immediately convert them into Common Units. Additionally, effective December 31, 2030, if the NPC Series A Subclass 1 Units have not been converted, they will redeem for cash in an amount equal to the then outstanding capital account balance of the accounts. The NPC Series A Subclass 1 Units are subject to certain other conversion and redemption provisions.

The NPC Series A Subclass 1 Units are recorded on the consolidated statements of financial condition in the redeemable noncontrolling interest line item.

Class S Ordinary Units

In 2017, BCH, a subsidiary of BEN, issued 13.48 million Class S Ordinary Units, which were all outstanding at December 31, 2017. During 2018, additional Class S Ordinary Units have been issued totaling 0.3 million units with an estimated value of $3.1 million as part of the consideration in the ACE acquisition discussed in Note 5 and 0.3 million units with an estimated value of $2.9 million as compensation for a service provider. Also, during the seven months ended December 31, 2018, Class S Ordinary Units have been redeemed totaling 8.48 million units with an estimated value of $84.8 million for NPC Series A Subclass 1 Units as a condition to closing of the GWG transactions discussed in Note 4. As of December 31, 2018, 5.6 million Class S Ordinary Units were issued and outstanding. The Class S Ordinary Units participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units have limited voting rights and do not entitle participation in the management of the Company’s business and affairs. The Class S Ordinary Units are exchangeable for Common Units in BEN on a 1-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to BEN of a Class A Unit of BCH for each Common Unit issued.

The Class S Ordinary Units are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

Class S Preferred Units

The limited partnership agreement of BCH allows it to issue Class S Preferred Units. The Class S Preferred Units are entitled to a quarterly preferred return based on a fraction (i) the numerator of which is (A) the positive percentage rate change, if any, to the seasonally adjusted CPI-U covering the period including the calculation date, as published on the calculation date, plus (B) 0.75 percent, and (ii) the denominator of which is 1 minus the highest effective marginal combined U.S. federal, state and local income tax rate in effect as of the beginning of the fiscal quarter for which such determination is being made for an individual resident in New York City, New York, assuming (1) that the aggregate gross income allocable with respect to the quarterly preferred return for such fiscal year will consist of the same relative proportion of each type or character (e.g., long term or short term capital gain or ordinary or exempt income) of gross income item included in the aggregate gross income actually allocated in respect of the quarterly preferred return for the fiscal year reflected in the BEN Group Partnership’s most recently filed IRS Form 1065 and (2) any state and local income taxes are not deductible against U.S. federal income tax. The Class S Preferred Units also participate on an as-converted basis pro-rata in the share of the profits or losses of BCH and subsidiaries following all other allocations made by BCH and its subsidiaries. As limited partner interests, these units are generally non-voting and do not entitle participation in the management of the Company’s business and affairs. Generally, the Class S Preferred Units are exchangeable for Common Units in BEN on a 1.2-for-1 basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications, as well as compliance with any applicable vesting and transfer restrictions. Each conversion also results in the issuance to BEN of a Class A Unit for each Common Unit issued.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

No Class S Preferred units have been issued through December 31, 2018.

FLP Unit Accounts (Subclass 1 and Subclass 2)

FLP Unit Accounts (Subclass 1 and Subclass 2) are non-unitized capital accounts related to an incentive plan and are entitled to (1) a 15% profits interest on the financing and other tax pass-through businesses of BEN (BCC and PEN) and (2) a net service fee revenue interest on BEN’s fee-generating businesses (BACC and PEN Insurance Management Advisors, Ltd.), in each case calculated separately. The net service fee revenue interest for an entity is equal to the total revenues of the entity multiplied by the lower of (i)(x) the EBITDA of the entity divided by the total revenues of the entity (not less than zero) minus (y) 0.20 or (ii) 0.50. Amounts allocated to the FLP Unit Accounts are reinvested equally in additional Class S Ordinary Units and Class S Preferred Units on a quarterly basis at a price equal to the book value (if the units are not listed on a national securities exchange) or, if the units are listed on a national securities exchange, the closing price of the units on such exchange on the date of allocation, thereby creating additional Class S Ordinary Units and Class S Preferred Units. No income or loss was allocated to the FLP Unit Accounts through December 31, 2018. In the event BCH is sold or liquidated, following distribution of proceeds to any outstanding non-participating convertible unit accounts, Class S Preferred Units, Class S Ordinary Units and Class A Units to the extent of the balance of their capital accounts, remaining distributions will include distributions to the FLP Unit Accounts reflecting in substantial economic part the profits interests and net revenue interests otherwise applicable to the FLP Unit Accounts.

Residual Beneficiaries in the Collective Trusts

Each of the eight Collective Trusts included in the Trust Structure have one or more beneficiaries and a residual beneficiary. The other beneficiaries of the Collective Trusts are principally the Funding Trusts with each Funding Trust entitled to receive proceeds from its designated Collective Trust sufficient for the Funding Trust to satisfy any loan amounts due to BEN. The residual beneficiary of each Collective Trust is entitled to any remaining distributions from the Collective Trusts once all amounts owed to the other beneficiaries have been satisfied. As of December 31, 2017 and 2018, the residual beneficiaries of the eight Collective Trusts are unrelated charity organizations. The residual beneficiaries account balances cannot be reduced to below zero. Any losses to the residual beneficiaries in excess of their account balances are reclassified to the trusts deficit account at each period end.

The residual beneficiaries in the Collective Trusts are recorded on the consolidated statements of financial condition in the noncontrolling interests line item.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.	Income Taxes

The components of income tax expense (benefit) from continuing operations for the seven months ended December 31, 2018, five months ended May 31, 2018, and year ended December 31, 2017, are as follows:

	Successor	Predecessor
	Seven Months Ended	Five Months Ended	Year Ended
	December 31,	May 31,	December 31,
	2018	2018	2017
Current Provision:
Federal	$—	$—	$—
State	—	—	—
Deferred expense (benefit)
Federal	(2,196,171)	(1,442,528)	—
State	—	—	—
Income tax expense (benefit)	$(2,196,171)	$(1,442,528)	$—

Income tax expense attributable to income (loss) from continuing operations differs from the amounts computed by applying the Federal statutory rate to pre-tax income (loss) from continuing operations. Reconciliations between the Federal statutory income tax rate of 21% to the effective income tax rate for the seven months ended December 31, 2018 and the five months ended May 31, 2018 and the Federal statutory income tax rate of 35% to the effective income tax rate for the year ended December 31, 2017:

	Successor	Predecessor
	Seven Months Ended	Five Months Ended	Year Ended
	December 31,	May 31,	December 31,
	2018	2018	2017
Expected statutory income tax (benefit)	$(7,650,626)	$(27,120,197)	$(55,256,414)
Amounts attributable to non-taxable flow-through entities	5,418,437	25,670,650	55,256,414
Amounts not deductible for income tax	36,018	7,019	—
Income tax expense (benefit)	$(2,196,171)	$(1,442,528)	$—

On December 22, 2017, H.R. 1, the Tax Act, was enacted by the U.S. government. Substantially all the provisions of the Tax Act were effective as of January 1, 2018. The Tax Act includes significant changes to the Internal Revenue Code of 1986, as amended, including amendments which significantly change the taxation of business entities. The more significant changes in the Tax Act that impact the Company are the reduction in the federal corporate tax rate from 35% to 21% and the changes to the deductibility of executive compensation. Under ASC Topic 740, the tax effects of changes in tax laws must be recognized in the period in which the law is enacted, or the fourth quarter of 2017 for the Tax Act. ASC Topic 740 also requires deferred tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. As of December 31, 2017, the Company did not have any deferred tax assets or deferred tax liabilities.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of gross deferred tax assets and gross deferred tax liabilities at December 31, 2018 and 2017 are as follows (included in other assets):

	Successor	Predecessor
	As of December 31,	As of December 31,
	2018	2017
Deferred income tax assets:
Passthrough differences - temporary	$1,675,668	$-
Net operating loss	1,963,030	-
Deferred income tax assets	3,638,698	-

Deferred income tax liabilities:
Other	-	-
Deferred income tax liabilities	-	-
Total deferred income tax asset	$3,638,698	$-

As of December 31, 2018, our gross federal net operating loss carryforwards for income tax purposes were approximately $9.3 million. There are no state net operating loss carryforwards as of December 31, 2018. Under the Tax Act, federal net operating loss carryforwards can be carried forward indefinitely but limits the deduction for federal net operating losses to 80% of taxable income. The Company does not have any significant uncertain tax positions as of December 31, 2018 and 2017 and both tax years remain subject to examination by major tax jurisdictions.

14.	Fair Value Measurements

Fair value is estimated based on a hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs. Observable inputs are inputs that reflect the assumptions that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels whereby the highest priority is given to Level 1 inputs and the lowest to Level 3 inputs.

Level 1 - Quoted prices for identical instruments in active markets that the reporting entity has the ability to access as of the measurement date.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable market data.

Level 3 - Valuations for instruments with inputs that are unobservable, are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such instruments.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Financial instruments on a recurring basis:

The Company’s financial assets and liabilities carried at fair value on a recurring basis, including the level in the fair value hierarchy, at December 31, 2018 and 2017 is presented below.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fair Value Measurements as of December 31, 2018 (Successor)
	Level 1	Level 2	Level 3	Total
Assets:
Investments in senior beneficial interests	$-	$-	$497,729,167	$497,729,167
Liabilities:
Repurchase options	-	-	149,155,355	149,155,355
Contingent consideration			3,446,558	3,446,558

	Fair Value Measurements as of December 31, 2017 (Predecessor)
	Level 1	Level 2	Level 3	Total
Assets:
Investments in senior beneficial interests	$-	$-	$429,543,966	$429,543,966
Liabilities:
Repurchase options	-	-	101,542,894	101,542,894

The following is a description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis:

Investments in senior beneficial interests

The investments in senior beneficial interests accounted for as equity securities were fair valued using industry standard valuation models. Level 3 inputs were utilized to value the investments in senior beneficial interest portfolio and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values. Specifically, the model includes assumptions related to i) equity market risk premiums, ii) alternative asset beta to public equities, iii) NAVs, iv) volatilities, v) distribution rates, and vi) market discount rates. In instances where reliable market information was not available, management used historical market data proxies and assumptions to determine a reasonable fair value. The impact of this Level 3 measurement on earnings is reflected in investment income (loss).

Repurchase options

Repurchase options were fair valued using a Black-Scholes option pricing model with a time-dependent strike price for the repurchase price. The option pricing model has assumptions related to a period of restricted exercise price, dividend yield, underlying NAVs, alternative asset growth rates, volatilities, and market discount rate. The Company uses Level 3 inputs for its fair value estimates. The impact of this Level 3 measurement on earnings is reflected in investment income (loss).

Contingent consideration

The contingent consideration issued as part of the ACE Portal, Inc. acquisition described in Note 5 was fair valued using industry standard valuation models. Level 3 inputs were utilized to value the contingent consideration and included the use of present value techniques employing cash flow estimates and incorporated assumptions that marketplace participants would use in estimating fair values, specifically projected ACE revenues, BEN’s projected stock price, and the number of projected clients utilizing the ACE portal. In instances where reliable market information was not available, management used assumptions in an effort to determine a reasonable fair value. The impact of this Level 3 measurement on earnings is reflected in other expenses.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

January 1, 2018 to May 31, 2018	Investments in Senior		Contingent
(Predecessor)	Beneficial Interests	Repurchase Options	Consideration
Beginning balance	$429,543,966	$(101,542,894)	$-
Total gain or (loss) in earnings	14,116,963	3,700,989	-
Purchases	191,619,456	-	-
Issuances	45,465	(66,763,123)	(4,010,952)
Sales	-	-	-
Settlements	(121,501,225)	-	-
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Ending balance May 31, 2018	$513,824,625	$(164,605,028)	$(4,010,952)

June 1, 2018 to December 31, 2018	Investments in Senior		Contingent
(Successor)	Beneficial Interests	Repurchase Options	Consideration
Beginning balance	$513,824,625	$(164,605,028)	$(4,010,952)
Total gain or (loss) in earnings	20,126,437	15,449,673	-
Purchases	-	-	-
Issuances	277,088	-	-
Sales	-	-	-
Settlements	(36,498,983)	-	564,394
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Ending balance December 31, 2018	$497,729,167	$(149,155,355)	$(3,446,558)

January 1, 2017 to December 31, 2017	Investments in Senior		Contingent
(Predecessor)	Beneficial Interests	Repurchase Options	Consideration
Beginning balance	$-	$-	$-
Total gain or (loss) in earnings	(4,054,603)	36,191,735	-
Purchases	483,919,450	-	-
Issuances	2,526,276	(137,734,629)	-
Sales	-	-	-
Settlements	(52,847,157)	-	-
Transfers into Level 3	-	-	-
Transfers out of Level 3	-	-	-
Ending balance December 31, 2017	$429,543,966	$(101,542,894)	$-

There have been no transfers between levels for any assets or liabilities recorded at fair value on a recurring basis or any changes in the valuation techniques used for measuring the fair value as of December 31, 2018 and 2017.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides quantitative information about the significant unobservable inputs used in the fair value measurement of the Company’s Level 3 fair value assets:

	Fair Value	Valuation Methodology	Unobservable Inputs	Range of Targets

December 31, 2018 (Successor)
Assets
Investments in senior beneficial interests	$497,729,167	Discounted cash flows	Alternative asset beta to equity markets	1.25 - 1.72
			Alternative asset market discount rate	0.085
			Distribution rate	.02 - .03
			Equity market risk factors	.03 - .06
			Net asset value volatilities	0.23 - 0.44
Liabilities
Repurchase options	149,155,355	Option pricing model	Alternative asset market discount rate	0.085
			Dividend yield	.07 - .66
			Net asset value growth rates	0.085
			Net asset value volatilities	0.23 - 0.44
			Restricted exercise period	1 year
Contingent consideration	3,446,558	Discounted cash flows	Projected revenues	$0M - $5.8M
			Projected BEN Common Unit value	$10.0 - $ 36.0
			Total Number of ACE clients	0 - 227
December 31, 2107 (Predecessor)
Assets
Investments in senior beneficial interests	$429,543,966	Discounted cash flows	Alternative asset beta to equity markets	1.25 - 1.72
			Alternative asset market discount rate	0.085
			Distribution rate	.02 - .03
			Equity market risk factors	.03 - .06
			Net asset value volatilities	0.23 - 0.44
Liabilities
Repurchase options	101,542,894	Option pricing model	Alternative asset market discount rate	0.085
			Dividend yield	.07 - .66
			Net asset value growth rates	0.085
			Net asset value volatilities	0.23 - 0.44
			Restricted exercise period	1 year

Financial instruments on a non-recurring basis:

There were no assets or liabilities measured at fair value on a non-recurring basis as of December 31, 2018 and 2017.

Carrying amounts and estimated fair values:

BEN is required to disclose the estimated fair value of financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate those values. These fair value estimates are made at December 31 based on relevant market information and information about the financial instruments. Fair value estimates are intended to represent the price at which an asset could be sold or the price at which a liability could be settled. However, given there is no active market or observable market transactions for many of BEN’s financial instruments, BEN’s estimates of many of these fair values are subjective in nature, involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimated values. Nonfinancial instruments are excluded from disclosure requirements.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying amounts and estimated fair values of the Company’s financial instruments not recorded at fair value at December 31 were as noted in the table below.

	As of December 31, 2018 (Successor)
	Level in fair value hierarchy	Carrying amount	Estimated fair value

Financial assets:
Cash and cash equivalents	1	$3,541,837	$3,541,837
Fees receivable	1	23,778,032	23,778,032
Due from unconsolidated affiliates and trusts	1	13,783,129	13,783,129

Financial liabilities:
Option agreement	3	57,218,703	57,218,703
Debt due from related parties	2	203,212,598	203,212,598
Commercial loan from affiliate	2	192,507,946	192,507,946
Due to unconsolidated affiliates and trusts	1	291,378	291,378

	As of December 31, 2017 (Predecessor)
	Level in fair value hierarchy	Carrying amount	Estimated fair value
Financial assets:
Cash and cash equivalents	1	$554,837	$554,837
Fees receivable	1	46,110,290	46,110,290
Due from unconsolidated affiliates and trusts	1	53,591,396	53,591,396
Financial liabilities:		.
Debt due from related parties	2	151,194,080	151,194,080
Due to unconsolidated affiliates and trusts	1	1,542,528	1,542,528

The following methods and assumptions were used by BEN in estimating its fair value disclosures for each class of financial instruments:

Cash and Cash Equivalents

The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate those assets’ fair values.

Fees Receivable

The carrying value of fees receivable generally approximates fair value.

Due to and due from unconsolidated affiliates and trusts

The carrying value of cash due from LiquidTrusts approximates fair value because of the relatively short period of time between their origination and realization.

Option Agreement

The carrying value of liability related to the participating option equity contract generally approximates fair value as the liability represents the dollar amount as of the balance sheet date of Common Units that will be issued when the holder exercises the option.

Debt Due from Related Parties

The measurement of the fair value of debt is based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement. The carrying amount and estimates of the fair value of the Company's debt due from related parties outlined above do not include any related debt issuance costs associated with the debt due from related parties.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commercial Loan from Affiliate

The measurement of the fair value of debt is based on market prices that generally are observable for similar liabilities at commonly quoted intervals and is considered a Level 2 fair value measurement. The carrying amount and estimates of the fair value of the Company's commercial loan outlined above do not include any related debt discounts associated with the commercial loan.

15.	Related Parties

Relationship with Beneficient Management Counselors, L.L.C.

BMLLC is the general partner of BEN and is governed by a board of directors. The governing document of BMLLC provides that Beneficient Management Counselors, L.L.C. (“BMC”), wholly owned by one of several affiliated trusts related to our founder (each an “Affiliated Trust”), will determine the directors of BMLLC who will fill 20% of the Board seats to represent the founder. BMC is also entitled to select (a) 50% of the membership of the BMLLC’s Nominating and Governance Committee and Executive Committee and appoint the chair of each of these committees, (b) 50% of the membership of the Community Reinvestment Committee (CRC), and (c) the CRC’s chairperson, vice-chairperson, and lead committee member. Certain decisions with respect to BEN’s charitable giving program are delegated to the CRC. Decisions regarding appointment and removal of BMLLC’s directors, other than directors appointed by BMC, are delegated, with certain exceptions, to the Nominating and Governance Committee of BMLLC of which our founder is a member and Chairman. Provided that a “triggering event” (as defined in BMLLC’s governing document) has occurred, BMC will determine the directors who will fill 30% of the Board seats to represent the founder and in the event of a tie vote of the Nominating and Governance Committee on a vote for the removal of a director, the chairman of the Nominating and Governance Committee, who is our founder, may cast the tiebreaking vote.

Services Agreement with Bradley Capital Company, L.L.C.

BEN is the general partner of BCH and together they entered into an agreement with Bradley Capital Company, L.L.C. (“Bradley Capital”) and BMC effective June 1, 2017 (the “Bradley Capital Agreement”). Bradley Capital is indirectly owned by an Affiliated Trust of which our founder and his family members are beneficiaries. Under the Bradley Capital Agreement, Bradley Capital is entitled to a base fee of $375,000 per quarter for executive level services provided by an executive of Bradley Capital, who is currently our founder and Chief Executive Officer, together with a supplemental fee of $149,375 per quarter for administrative and financial analysis. The base fee may be increased up to two times the initial base fee per quarter if the scope of the services is expanded with the approval of the Executive Committee of the board of BMLLC of which our founder is a member and Chairman. Our founder, who also serves as BEN’s CEO and Chairman of BMLLC’s board of directors, additionally receives an annual salary from the Company of $225,000 and both our founder and other employees of Bradley Capital can participate in equity incentive plans sponsored by the Company. The Bradley Capital Agreement also includes a payment from BEN of $37,500 per quarter to cover on-going employee costs for retired and/or departed employees of predecessor entities prior to September 1, 2017, which on-going costs were assumed by Bradley Capital, as well as a further payment to Bradley Capital in respect of the cost of health and retirement benefits for current employees of Bradley Capital all of which are reimbursed by BEN. BEN is also required to reimburse Bradley Capital for out-of-pocket expenses incurred by Bradley Capital employees, including reimbursement for private air travel including the founder’s family members for both business and personal use. The Bradley Capital Agreement requires BEN to reimburse Bradley Capital or its affiliates for taxes, fees, and expenses, including legal fees and related costs, relating to the contributions by affiliates of Bradley Capital of equity or debt interests in BEN to public charitable trusts in connection with the Exchange Trusts, as well as the contribution of beneficial interests in client trusts administered by BEN. Additionally, the Company provides office space and access to needed technology systems and telephony services. Payments by BEN to Bradley Capital and its affiliates are guaranteed and subject to enforcement by the state courts in Delaware in the event of default. The Bradley Capital Agreement extends through July 2021, with an annual one-year renewal provision thereafter. The Bradley Capital Agreement may be terminated by unanimous approval of the Executive Committee of the board of BMLLC of which our founder is a member, or without such approval if the Affiliated Trust related to our founder no longer holds $10 million of BEN’s securities. During the seven months ended December 31, 2018, the five months ended May 31, 2018, and for the year ended December 31, 2017, the Company recognized expenses totaling approximately $1,486,000, $1,003,000 and $1,311,000 related to this services agreement, respectively.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Relationship with Beneficient Holdings, Inc.

The Beneficient Company Group (USA), L.L.C. (“Beneficient USA”), a subsidiary of BCH, entered into a Services Agreement with Beneficient Holdings, Inc. (“BHI”) effective July 1, 2017 (the “BHI Services Agreement”). BHI is indirectly owned by an Affiliated Trust related to our founder and is an affiliate of BEN. BHI pays an annual fee of $30,000 to BEN for the provision of trust administration services for an Affiliated Trust and all trusts affiliated with its family trustee as that term is defined in the governing documents for an Affiliated Trust. Beneficient USA also is required to provide any other services requested by BHI, subject to any restrictions in the operating agreement of BHI, at cost. The term of the BHI Services Agreement extends for the longer of (i) five years past the expiration or termination of the Bradley Capital Agreement, or (ii) seven years after the family trustee of the Affiliated Trust is no longer a primary beneficiary of any trust affiliated with the family trustee. During the seven months ended December 31, 2018, the five months ended May 31, 2018, and for the year ended December 31, 2017, the Company recognized income totaling $15,000, $15,000 and

$12,500 related to this services agreement, respectively.

BHI owns the majority of the Class S Ordinary Units issued by BCH and the NPC Series A Subclass 1 Units issued by BCH. Additionally, BEN, through its subsidiary, BCC, is the borrower of $72 million from BHI through a promissory note issued in December 2018 as discussed in Note 11. No amounts have been paid under the promissory note.

Administrative Services Agreement between Constitution Private Capital Company, L.L.C. (“Constitution”) and Beneficient USA.

Constitution is an entity affiliated with BEN’s founder. It was founded in 1986 as a registered investment advisor and acquired by an affiliate of our founder in 1996. Constitution is no longer a registered investment advisor. Constitution currently manages three private equity fund-of-funds. Effective January 1, 2017, Constitution entered into an Administrative Services Agreement (the “ASA”) with Beneficient USA, which is wholly owned by BACC and a subsidiary of BCH, whereby Beneficient USA provides personnel to administer the portfolio assets advised by Constitution. Under the ASA, Constitution pays to Beneficient USA a monthly fee equal to .01% of the month-end net asset of its portfolio. The ASA automatically renews on an annual basis and may be terminated at any time by Constitution. Beneficient USA may only terminate the ASA in the event of a breach by Constitution. During the seven months ended December 31, 2018, the five months ended May 31, 2018, and for the year ended December 31, 2017, the Company recognized income totaling less than $1,000 related to this services agreement each period.

Preferred Provider Liquidity Agreement with Constitution.

Prior to December 31, 2018, the Company and Constitution had a mutual understanding to enter into an agreement that was formalized in May 2019 as outlined below. BCC entered into an agreement with Constitution (the “Preferred Liquidity Provider Agreement”) under which at Constitution’s option, BCC will provide liquidity to alternative asset funds sponsored by Constitution at an advance rate of not less than 82% of NAV, to the extent such funds meet certain specified qualifications. For a fund to qualify for the liquidity option, it must, among other things, hold investments that were approved or deemed approved by BCC at the time a fund makes such investments. BCC is required to provide liquidity in any combination, at its discretion, of cash, U.S. exchange traded funds registered under the Investment Company Act of 1940, or securities traded on a national securities exchange. BCC’s obligation under the Preferred Liquidity Provider Agreement is guaranteed by BEN and BCH. The Preferred Provider Liquidity Agreement may be terminated solely by mutual consent of BEN and Constitution. BEN and Constitution have not contracted for any liquidity under this agreement through December 31, 2018.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Relationship with The Heppner Endowment for Research Organizations, L.L.C. and Research Ranch Operating Company, L.L.C (collectively “HERO”).

HERO is owned indirectly by an Affiliated Trust. Its purposes are (i) to serve as an advisor to National Philanthropic Trust (“NPT”), an unrelated third-party charitable organization, regarding the disbursement of research grants to qualifying organizations, (ii) to serve as an advisor to NPT regarding the administration of charitable contributions made for the benefit of multiple Texas universities and (iii) to provide funding and operational support for the research activities conducted by those Texas universities. Both HERO and the charitable organizations administered by NPT (the beneficiaries of which are multiple Texas universities) receive proceeds from trusts settled and funded by clients of BEN. The funding received by NPT is used to fund the research projects of the Texas universities. The funding received by HERO may be used, in HERO’s discretion, to (i) provide appropriate facilities and properties for the Texas universities to utilize as part of their research endeavors (those properties and facilities being owned by an Affiliated Trust controlled by our founder), and (ii) provide fee revenue to HERO. HERO is granted such rights and authority pursuant to trust instruments entered into between a client and subsidiaries of BEN as well as an agreement between HERO and NPT. BEN’s subsidiaries provide financing to the trusts established by the clients and BEN is paid as an agent of the trustees for administrative services it provides to the trusts. BEN has certain outstanding payables, including accrued interest, of approximately $4.8 million as of December 31, 2018 and $7.6 million as of December 31, 2017, to HERO and NPT (for the benefit of the Texas universities). Payments of $6.7 million were made during the five months ended May 31, 2018. No amounts were paid during the seven months ended December 31, 2018, or the year ended December 31, 2017.

Relationship with Highland Consolidated, L.P. and HCLP Nominees, L.L.C.

Highland Consolidated, L.P., a Texas limited partnership controlled by affiliates of BEN, the limited partners of which includes trusts for which BEN’s CEO and founder serves as investment trustee or which he or his family are in the class of possible beneficiaries, contributed certain of its alternative assets to BEN in return for $10,000 worth of Class S Ordinary Units.

HCLP Nominees, L.L.C. (“HCLP Nominees”), is a Delaware limited liability company and is an indirect subsidiary of Highland Consolidated, L.P., the limited partners of which includes trusts for which BEN’s CEO and founder serves as investment trustee or which he or his family are in the class of possible beneficiaries. BEN, through its subsidiary, BCC, is the borrower of up to $146 million under the New Loan Agreements entered into on September 1, 2017 with HCLP Nominees. The New Loan Agreement refinanced the Old Loan Agreements which included a series of six loan agreements issued by other entities related to BEN’s founder between 2005-2007. As of December 31, 2018, $126.4 million of debt, including paid-in-kind interest was outstanding. During the five months ended May 31, 2018, BEN repaid a $1.5 million short term payable with HCLP Nominees, L.L.C. This payable was reflected in due to unconsolidated affiliates and trusts in the consolidated statement of financial condition as of December 31, 2017.

Consulting Agreement between BEN and Hicks Holdings L.L.C.

BEN entered into a 10-month consulting agreement effective September 1, 2017, with Hicks Holdings L.L.C. (“Hicks Holdings”), an affiliate of BMLLC’s director Thomas O. Hicks. Under the agreement, Hicks Holdings received consulting fees of $416,667 for the first three months and $250,000 per month thereafter through the termination on June 30, 2018. Hicks Holdings provided advisory and consulting services to BEN under the agreement in connection with, among other things, dispositions of investments, business and investment strategy, and portfolio performance. During the seven months ended December 31, 2018, the five months ended May 31, 2018, and for the year ended December 31, 2017, the Company recognized expense totaling $0.3 million, $1.5 million and $1.2 million, respectively, related to this service agreement. All amounts owed were paid in June 2018.

Hicks Holdings also owns NPC Series A Subclass 1 Units and Class S Ordinary Units with a total initial balance of $60.4 million. Hicks Holdings was granted its NPC Series A Subclass 1 Units and Class S Ordinary Units as compensation for services provided and compensation expense based on the estimated fair value of the equity award was recognized as transaction expenses in the five months ended May 31, 2018.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Services provided by representatives of BEN and the trusts associated with the loans

An employee of BEN and another individual currently serve as co-trustees for the LiquidTrusts and certain of the other trusts in the associated Trust Structure that are created at origination for each of our loans. BEN earns trust service fees and interest income from these trusts. This employee receives no compensation for his services as co-trustee.

16.	Discontinued Operations

As part of the initial capitalization and organization transactions discussed in Note 3, the Company assigned certain limited partnership entities to the Company’s founder effective as of September 1, 2017. These entities were deemed unrelated to the Company’s future business operations. For the year ended December 31, 2017, loss from discontinued operations is comprised of the following:

(Predecessor)
Year Ended December 31,
2017
Revenues, net:
Investment income (loss)	$-
nterest and dividend income	-
Third party administration revenues	4,410
Trust services revenues	-
Other revenues	6,053
Total revenues	10,463
Operating expenses
Salaries and employee benefits	118,529
Professional services	68,979
Occupancy and equipment	3,281,004
Other expenses	303,494
Total operating expenses	3,772,006
Income (loss) from discontinued operations before income taxes	(3,761,543)
Income tax expense (benefit)	-
Income (loss) from discontinued operations	$(3,761,543)

In accordance with ASC Topic 205-20, additional disclosures relating to cash flow are required for discontinued operations. Cash flow information related to discontinued operations for the year ended December 31, 2017 is as follows:

Predecessor
Year Ended December 31,
2017
Operating cash flow data:
Depreciation and amortization	$2,932,514

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Variable Interest Entities

VIEs for Which the Company is the Primary Beneficiary

As of December 31, 2018, BEN’s consolidated statement of financial condition includes assets of consolidated VIEs with a carrying value of $510.4 million, liabilities with a carrying value of $149.2 million and equity (deficit) with a carrying value of $(99.7) million. As of December 31, 2017, BEN’s consolidated statement of financial condition includes assets of consolidated VIEs with a carrying value of $482.4 million, liabilities with a carrying value of $101.5 million and equity (deficit) with a carrying value of $(26.9) million. The table below reflects the assets, liabilities, and equity recorded in the consolidated statements of financial condition related to the consolidated VIEs as of December 31, 2018 and December 31, 2017.

	Successor	Predecessor
	As of December 31,	As of December 31,
	2018	2017
Assets:
Due from unconsolidated affiliates and trusts	$12,626,679	$52,847,157
Investments in senior beneficial interests	497,729,167	429,543,966

Liabilities:
Repurchase options	$149,155,355	$101,542,894

Equity:
Noncontrolling interests (trusts)	$-	$-
Trusts deficit	(99,711,468)	(26,910,710)

Income and expense amounts related to consolidated VIEs recorded in the consolidated statements of operations are presented in the table below.

	Successor	Predecessor
	Seven Months Ended	Five Months Ended	Year Ended
	December 31, 2018	May 31, 2018	December 31, 2017

Gain (loss) on investments in senior beneficial interests	$20,126,437	$14,116,963	$(4,054,603)
Gain (loss) on repurchase options	15,449,673	3,700,989	36,191,735
Investment income (loss)	$35,576,110	$17,817,952	$32,137,132

All gain (loss) on investments in senior beneficial interests relate to equity securities still held by BEN as of each reporting date.

VIEs for Which the Company is Not the Primary Beneficiary

The Company is not required to consolidate VIEs in which it has concluded it does not have a controlling financial interest, and thus is not the primary beneficiary. In such cases, the Company does not have both the power to direct the entities’ most significant activities and the obligation to absorb losses or right to receive benefits that could potentially be significant to the VIEs. The Company’s investments in these unconsolidated VIEs are carried in investments in senior beneficial interests on the consolidated statements of financial condition. The fair value of the Company’s investments in each unconsolidated VIE at December 31, 2018, ranged from $0.1 million to $55.4 million, with an aggregate amount of $497.7 million. The fair value of the Company’s investments in each unconsolidated VIE at December 31, 2017, ranged from $1.7 million to $67.3 million, with an aggregate amount of $429.5 million. The assets held by the unconsolidated VIEs totaled $513.2 million and $480.0 million as of December 31, 2018 and 2017, respectively, and principally related to limited partnership interest in alternative asset funds. There are no significant liabilities of the unconsolidated VIEs as of December 31, 2018 and 2017, other than amounts owed to BEN related to fees and expenses.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s maximum exposure to loss from these unconsolidated VIEs was $520.0 million and $438.8 million at December 31, 2018 and December 31, 2017, respectively. The maximum exposure to loss was determined as the amortized cost of the unconsolidated VIE, any earned but unpaid fees or expenses plus any remaining potential contributions for unfunded capital commitments and cash reserve commitments.

18.	Risk and Uncertainties

The Company is subject to risks related to markets, credit, currency, and interest rate. The Company holds investments in senior beneficial interests that are subject to repayment risk and interest rate risk. The Company has underwriting procedures and utilizes market rates. As of December 31, 2018, all of the Company’s investments in senior beneficial interests are collateralized by the cash flows originating from alternative assets without recourse to the client. The Company mitigates repayment risk through the Trust Structure whereby excess cash flows from a collective pool of alternative assets can be utilized to repay amounts due when cash flows from the client’s original alternative assets are not sufficient to repay the amounts owed.

As discussed in Note 1, BEN has applied for trust charters from the Texas Department of Banking. Should the Company not be able to obtain these trust charters, significant impacts to our future operations are expected to include: a) neither BEN nor its subsidiaries will be able to assume the role of trustee for the various trusts included in the Trust Structure, including for those trusts already formed and for any new trusts that are formed in connection with new liquidity transactions; b) we will be significantly limited in the number of Exchange Trust originations involving the issuance of BEN Common Units that we could offer; and c) the marketability of our liquidity products and certain current or future ancillary products may be diminished. It is anticipated that as part of the requirements by the Texas Department of Banking to issue the trust charters, BEN will be required to maintain restricted capital of an amount to be determined by the Texas Department of Banking. This amount could be significant. BEN will not be able to commence additional meaningful operations until we receive the trust charters. If we are unable to obtain the trust charters, we expect that our ability to affect parts of our business plan, as currently constituted, will be compromised.

19.	Litigation and Contingencies

In the normal course of business, we have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

Lease Commitments

We have entered into non-cancelable operating lease agreements for premises and equipment with expiration dates through the year 2021. Certain lease arrangements contain options to extend terms and are subject to escalation clauses. Our premises are used principally for administrative operations. Rental expense for our premises for seven months ended December 31, 2018, the five months ended May 31, 2018 and for the year ended December 31, 2017, totaled $266,000, $39,000, and $96,000, respectively. Future minimum obligations under non-cancelable operating leases as of December 31, 2018 are summarized as follows:

2019	$320,579
2020	245,190
2021	144,994
Total	$710,763

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unfunded Capital Commitments

The Company had $75.2 million of gross potential capital commitments as of December 31, 2018, representing potential limited partner capital funding commitments on the alternative asset fund collateral to our senior beneficial interest above any cash reserves. The trust holding the interest in the limited partnership for the alternative asset fund is required to fund these limited partner capital commitments per the terms of the limited partnership agreement. Capital funding commitment reserves are maintained by the associated trusts created at the origination of each trust for up to $100,000. To the extent that the associated trust cannot pay the capital funding commitment, the Company is obligated to provide sufficient funds to meet the commitment. Any amounts advanced by the Company for these limited partner capital funding commitments above the associated capital funding commitment reserves held by the associated trusts are added to the investment in the senior beneficial interest balance and are expected to be recouped through the cash distributions from the alternative asset fund collateral.

Capital commitments generally originate from limited partner agreements having fixed or expiring expiration dates. The total limited partner capital funding commitment amounts may not necessarily represent future cash requirements. We consider the creditworthiness on a case-by-case basis. At December 31, 2018 and 2017, our reserves for losses on unused commitments to fund potential limited partner capital funding commitments was nil.

20.	Supplemental Cash Flow Information

Cash paid for interest and cash paid for taxes were de minimus for the seven months ended December 31, 2018, for the five months ended May 31, 2018, and for the year ended December 31, 2017.

Supplemental disclosure of noncash investing and financing activities include:

Seven Months Ended December 31, 2018:

-	$380.2 million of Common Units of BEN was redeemed in return for the issuance of $182.0 million under the Commercial Loan Agreement, $148.2 million under the Exchangeable Note and the contribution of

$50.0 million of Convertible Preferred Stock of GWG Holdings held by BEN.

-	$148.2 million of Common Units of BEN was issued to cancel the Exchangeable Note.
-	$1.0 million of Class S Ordinary Units was issued as part of the contingent consideration component of the acquisition of ACE Portal, Inc.
-	$84.8 million of Class S Ordinary Units were converted to NPC Series A Subclass 1 Units.
-	$72.0 million of debt due to a related party was issued in return for the redemption of a corresponding amount of NPC Series A Subclass 1 Units.
-	$36.5 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.

Five Months Ended May 31, 2018:

-	$178.2 million of Common Units of BEN were issued in return for investments in senior beneficial interests with a fair value of $191.6 million with the difference of $13.4 million recorded as non- controlling interests (trusts).
-	$16.3 million of fees receivable were recorded with a corresponding amount recorded to deferred income.
-	$121.5 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.
-	$2.0 million of Class S Ordinary Units were issued in connection with the acquisition of ACE.

Year Ended December 31, 2017:

-	$386.9 million of Common Units of BEN were issued in return for investments in senior beneficial interests with a fair value of $483.9 million with the difference of $97.1 million recorded as non- controlling interests (trusts).
-	$40.8 million of fees receivable were recorded with a corresponding amount recorded to deferred income.
-	$52.8 million of distributions from investments in senior beneficial interests were recorded with a corresponding amount recorded to due from unconsolidated affiliates and trusts.
-	$2.5 million of other liabilities related to tax distributions payable were recorded with a corresponding amount recorded to NPC Series A Subclass 1 Units.
-	$59.1 million of net assets transferred to our founder related to discontinued operations, principally comprised of premises and equipment, net, were recorded with corresponding decreases recorded to the general partner ($0.6 million) and the limited partners ($58.5 million) capital accounts.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.	Subsequent Events

The Company evaluated the effects of events that have occurred subsequent to December 31, 2018.

Adoption of Equity Incentive Plan

The board of directors of BMLLC, BEN’s general partner, adopted an Equity Incentive Plan in September 2018. Under the Equity Incentive Plan, BEN is permitted to grant equity awards representing ownership interests in BEN Common Units. Vested awards under the Equity Incentive Plan dilute BEN’s Common Unitholders. The total number of Common Units that may be issued under the Equity Incentive Plan is equivalent to 15% of the number of fully diluted Common Units outstanding, subject to annual adjustment.

In 2019, initial equity awards in the form of restricted equity units (REUs) were granted under the Equity Incentive Plan. These awards are generally subject to service-based vesting of a four year period from the date of grant, though some of the awards are fully vested upon grant date. All awards are subject to performance- condition pertaining to entry into certain transactions with GWG Holdings or a change of control event prior to July 1, 2021. While providing services to BEN, if applicable, certain of these awards are subject to minimum retained ownership rules requiring the award recipient to continuously hold Common Unit equivalents equal to at least 15% of their cumulatively vested awards that have the minimum retained ownership requirement.

For the REUs awarded under the Equity Incentive Plan, expense associated with the vesting of these awards will be based on the fair value of the BEN Common Units on the date of grant, discounted for the lack of participation rights in the expected distributions on unvested units and discounted for the lack of marketability associated with the post-vesting transfer restrictions. Expense will be recognized when it is probable that the performance condition will be met, which will be upon entering into certain transactions with GWG Holdings or upon a change of control. A cumulative catch up of expense will be recognized at the time of entering into certain transactions with GWG Holdings or a change of control for the portion of awards that are vested at the time the performance condition is met. The remaining unrecognized compensation cost for these awards would be recognized prospectively over the remaining requisite service period. The remaining unrecognized compensation expense will be recognized on a straight-line basis using the graded vesting method over the life of the award and forfeitures will be accounted for at the time that such forfeitures occur.

A total of 3.4 million REUs have been approved for granting in 2019 that will vest upon the grant date, subject to the performance condition vesting described above. A total of 6.1 million REUs have been approved for granting in 2019 that will vest upon the completion of a 3-year service period beginning on the grant date, subject to the performance condition described above. All awards are anticipated to be classified in equity. Based on the grant date fair value, the estimated total compensation expense attributable to these awards, assuming all vest, is approximately $90 to $100 million.

Transaction with GWG Holdings, Inc. Controlling Shareholders

On April 15, 2019, BEN, among others, entered into a Purchase and Contribution Agreement (the “Purchase Agreement”) with Jon R. Sabes, GWG Holdings’ Chief Executive Officer and a director, and Steven F. Sabes, GWG Holdings’ Executive Vice President and a director. Pursuant to the Purchase Agreement, which closed on April 26, 2019 (the “Closing”), Messrs. Jon and Steven Sabes sold and transferred all of the shares of GWG Holdings’ common stock held directly and indirectly by them and their immediate family members (approximately 12% of GWG Holdings’ outstanding common stock in the aggregate). Specifically, Messrs. Jon and Steven Sabes (i) sold in aggregate 2,500,000 shares of GWG Holdings’ common stock to BCC, a subsidiary of BEN, for $25,000,000 in cash and (ii) contributed their remaining 1,452,155 shares of GWG Holdings’ common stock to a limited liability company (“SPV”) owned by BEN’s founder and one of BEN’s current directors, in exchange for certain equity interests in the SPV.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain other transactions occurred pursuant to the Purchase Agreement and in connection with the Closing (the “Transactions”), including:

●	GWG Holdings Bylaws were amended to increase the maximum number of directors of GWG Holdings from nine to 13, and the actual number of directors comprising GWG Holding, Inc.’s Board of Directors was increased from seven to 11.

●	All seven members of GWG Holdings’ Board of Directors prior to the Closing resigned as directors of GWG Holdings, and 11 individuals designated by BEN were appointed as directors of GWG Holdings, leaving two board seats vacant after the Closing. The 11 individuals designated by BEN are currently the members of the Board of Directors of BMLLC, the general partner of BEN.

●	BCC and the SPV executed and delivered a Consent and Joinder (as defined below) to the Security Agreement (as defined below).

The Purchase Agreement contemplates that after the Closing, the parties will seek to enter into an agreement pursuant to which GWG Holdings will have the right to appoint a majority of the board of directors of the general partner of BEN, resulting in GWG Holdings and BEN being under common control. GWG Holdings and BEN will also seek to enter into a joint venture agreement pursuant to which GWG Holdings will offer and distribute (through a FINRA registered managing broker-dealer) BEN’s and its subsidiaries’ liquidity products and services. GWG Holdings and BEN intend to reduce capital allocated to life insurance assets while they cooperate to build a larger diversified portfolio of alternative assets investment product portfolios.

On April 26, 2019, and in connection with the Closing, BCC and the SPV executed and delivered a Consent and Joinder (the “Consent and Joinder”) to the Amended and Restated Pledge and Security Agreement dated October 23, 2017 by and among the GWG Holdings, GWG Life, Messrs. Jon and Steven Sabes and the Bank of Utah (the “Security Agreement”). Pursuant to the Consent and Joinder, Messrs. Jon and Steven Sabes assigned their rights and delegated their obligations under the Security Agreement to BCC and the SPV, and BCC and the SPV became substitute grantors under the Security Agreement such that the shares of GWG Holdings’ Common Stock acquired by BCC and the SPV pursuant to the Purchase Agreement will continue to be pledged as collateral security for GWG Holdings’ obligations owing in respect of the L Bonds issued under that certain Amended and Restated Indenture, dated as of October 23, 2017, subsequently amended on March 27, 2018 and supplemented by a Supplemental Indenture dated as of August 10, 2018, as so amended and supplemented, and as it may be amended or supplemented from time to time hereafter.

Transaction with GWG Life, certain LiquidTrusts, and certain Consolidated Trusts

On May 31, 2019, certain LiquidTrusts for which BEN, through the Consolidated Trusts, holds investments in senior beneficial interests, executed a Promissory Note (the “Promissory Note”) with GWG Life for a principal amount of $65.0 million. An initial advance of $50.0 million was funded on June 3, 2019 and, subject to satisfaction of certain customary conditions, it is anticipated that the second advance of $15.0 million, will be funded no sooner than September 15, 2019 and no later than December 31, 2019. The Promissory Note bears interest at 7.0% per annum, with interest payable at maturity, and matures on June 30, 2023.

The proceeds from the Promissory Note will be used by the LiquidTrusts to purchase senior beneficial interests held by certain of the Consolidated Trusts. The Consolidated Trusts will utilize the proceeds to repay loan amounts owed by the Consolidated Trusts to BCC, a subsidiary of BEN. While BEN’s primary tangible asset is its loan agreements collateralized by investments in senior beneficial interests held through the Collective Trusts in the various LiquidTrusts, the LiquidTrusts themselves are not affiliates of BEN. The Promissory Note sets out a timeline for the LiquidTrusts to purchase the senior beneficial interests as follows: $25.0 million occurred on June 3rd, 2019; $5 million will occur as soon as practicable after June 1, 2019, and $5 million per month will occur beginning on the first day of July 2019 and continuing on the first day of each month through January 2020.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BEN will utilize the proceeds from the loan repayments to BCC to provide working capital to the Company, as well as satisfy anticipated State of Texas regulatory requirements.

The Promissory Note is unsecured and is subject to certain covenants (including a restriction on the incurrence of any indebtedness senior to the Promissory Note other than the existing senior loan obligations described in Note 11 to HCLP Nominees and to BHI, (collectively, the “Senior Lenders”)) and events of default. The Senior Lenders are directly or indirectly associated with our founder as described in Note 15.

In connection with the Promissory Note, GWG Holdings entered into intercreditor and subordination agreements with each of the Senior Lenders. The intercreditor and subordination agreements, among other things, subordinates the Promissory Note to the secured obligations of BEN outstanding to the Senior Lenders; stipulates that GWG Holdings agrees to not take any liens to secure the Promissory Note (and to subordinate such liens, if any, to the liens of the Senior Lenders), prohibits any voluntary prepayment of all or any portion of the Promissory Note until the Senior Lenders are paid in full unless such prepayment is agreed to by the Senior Lenders; and stipulates that GWG Holdings agrees not to take enforcement actions under the Promissory Note until existing obligations to the Senior Lenders are paid in full. The Intercreditor Agreements establish various other inter-lender and subordination terms, including, without limitation, with respect to permitted actions by each party, permitted payments, waivers, voting arrangements in bankruptcy, application of certain proceeds and limitations on amendments of the respective loan obligations of the parties. The Senior Lenders have agreed not to extend the maturity of their respective loan obligations beyond June 30, 2023 or increase the outstanding principal of the loans made by the Senior Lenders without the written consent of GWG Life. GWG Life has agreed not to transfer the Promissory Note except with the written consent of the Senior Lenders (such consent not to be unreasonably withheld) or to GWG Holdings or direct or indirect wholly owned subsidiaries thereof.

Other than the above transactions, the Company has evaluated subsequent events through the date of this report, and determined that there have been no other events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

22.	Effects of the Restatement

The below tables set forth the effects of the Restatement on the Company’s previously reported consolidated statements of financial condition as of June 1, 2018 (Successor) and December 31, 2017 (Predecessor) and the related consolidated statements of operations, comprehensive income (loss) changes in equity (deficit), and cash flows for the period from January 1, 2018 through May 31, 2018 and the year ended December 31, 2017 (Predecessor). The impacts of the Restatement have been reflected throughout the financial statements, including the applicable footnotes, as appropriate.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Financial Condition:

	As of June 1, 2018 (previously reported)	Consolidation of Trusts (a)	Business Combinations (b)	Adjustments Other/Reclasses		As of June 1, 2018 (restated)
ASSETS
Cash and cash equivalents	$7,813,216	$-	$-	$-		7,813,216
Fees receivable	37,803,959	-	-	(904,715	)(d)	36,899,244
Loans receivable, net of deferred fees	581,863,529	(581,863,529)	-	-		-
Less: allowance for loan losses	-	-	-	-		-
Net loans	581,863,529	(581,863,529)	-	-		-
Investments in senior beneficial interests	-	513,824,625	-	-		513,824,625
Investment in unconsolidated affiliates	29,907	-	-	(29,907	)(d)	-
Due from unconsolidated affiliates and trusts	911,177	174,348,405	-	-		175,259,582
Other assets	4,340,259	-	-	1,619,362	(d)	5,959,621
Premises and equipment, net	146,927	-	-	(146,927	)(d)	-
Intangibles, net
Trust platform	882,000,000	-	(882,000,000)	-		-
Technology related	62,446,674	-	(60,500,000)	(656,016	)(d)	1,290,658
Insurance contract	-	-	-	3,100,000	(d)	3,100,000
Other intangibles	3,100,000	-	-	(2,443,984	)(d)	656,016
Goodwill	567,497,274	12,867,378	942,500,000	8,096,700		1,530,961,352
Total assets	$2,147,952,922	$119,176,879	$-	$8,634,513		2,275,764,314

LIABILITIES
Accounts payable and accrued expenses	$5,420,109	$-	$-	$9,393,887	(c)(d)	14,813,996
Due to unconsolidated affiliates and trusts	294,594	-	-	-		294,594
Other liabilities	36,402,195	-	-	(183,046	)(d)	36,219,149
Deferred revenue	1,652,592	52,430,762	-	-		54,083,354
Repurchase options	-	164,605,028	-	-		164,605,028
Debt due to related parties	126,850,582	-	-	(576,329	)(d)	126,274,253
Total liabilities	170,620,072	217,035,790	-	8,634,512		396,290,374

Redeemable noncontrolling interests	1,093,799,961	-	-	(63,365,019	)(c)(e)	1,030,434,942

EQUITY
Partners’ capital:
Common units	746,708,389	-	-	60,453,879	(c)(e)	807,162,268
Accumulated other comprehensive income (loss)	-	-	-	-		-
Noncontrolling interests	136,824,500	-	-	2,911,141	(c)	139,735,641
Trusts deficit	-	(97,858,911)	-	-		(97,858,911)
Total equity	883,532,889	(97,858,911)	-	63,365,020		849,038,998
Total liabilities and equity	$2,147,952,922	$119,176,879	$-	$8,634,513		2,275,764,314

(a)	-	Adjustments reflect the impact of the consolidation of the Consolidated Trusts.
(b)	-	Adjustments reflect the value originally recognized as separately identifiable intangibles being recorded in goodwill.
(c)	-	Includes adjustment related to a equity issued and a liability for compensation for services provided totaling $2.9 million and $9.3 million, respectively.
(d)	-	Includes miscellaneous reclassifications/adjustments in presentation of these balances.
(e)	-	Adjustments reflect imp act on the allocation of equity values from the recognition of additional common units outstanding at the change-of-control date.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Financial Condition:

	As of December 31, 2017 (previously reported)	Consolidation of Trusts (a)	Equity Presentation (b)	Adjustments Other/Reclasses		As of December 31, 2017 (restated)
ASSETS
Cash and cash equivalents	$554,837	$-	$-	$-		$554,837
Fees receivable	46,110,290	-	-	-		46,110,290
Loans receivable, net of deferred fees	370,107,146	(370,107,146)	-	-		-
Less: allowance for loan losses	(679,651)	679,651	-	-		-
Net loans	369,427,495	(369,427,495)	-	-		-
Investments in senior beneficial interests	-	429,543,966				429,543,966
Investment in unconsolidated affiliates	29,272	-	-	(29,272	)(c)	-
Due from unconsolidated affiliates and trusts	744,215	52,847,182	-	(1	)(c)	53,591,396
Other assets	339,869	-	-	80,044	(c)	419,913
Premises and equipment, net	50,771	-	-	(50,771	)(c)	-
Intangibles, net
Trust platform	-	-	-	-		-
Technology related	-	-	-	-		-
Insurance contract	-	-	-	-		-
Other intangibles	-	-	-	-		-
Goodwill	-	-	-	-		-
Total assets	$417,256,749	$112,963,653	$-	$-		$530,220,402

LIABILITIES
Accounts payable and accrued expenses	$7,193,007	$-	$-	$-		$7,193,007
Due to unconsolidated affiliates and trusts	42,528	-	-	1,500,000	(c)	1,542,528
Other liabilities	6,546,188	-	-	(924,442	)(c)	5,621,746
Deferred revenue	-	39,129,885	-	-		39,129,885
Repurchase options	-	101,542,894	-	-		101,542,894
Debt due to related parties	151,770,410	(772)	-	(575,558	)(c)	151,194,080
Total liabilities	165,552,133	140,672,007	-	-		306,224,140

Redeemable noncontrolling interests	(390,068,686)	-	250,351,564	-		(139,717,122)

EQUITY
Partners’ capital:
Common units	505,786,366	(608,398)	(115,552,985)	-		389,624,983
Accumulated other comprehensive income (loss)	254,904	-	-	-		254,904
Noncontrolling interests	135,732,032	(187,825)	(134,800,000)	-		744,207
Trusts deficit	-	(26,912,131)	1,421	-		(26,910,710)
Total equity	641,773,302	(27,708,354)	(250,351,564)	-		363,713,384
Total liabilities and equity	$417,256,749	$112,963,653	$-	$-		$530,220,402

(a)	-	Adjustments reflect the impact of the consolidation of the Consolidated Trusts.
(b)	-	Adjustments reflect adjustments in the presentation of equity transactions arising for our initial capitalization transactions.
(c)	-	Includes miscellaneous reclassifications/adjustments in presentation of these balances.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations and Comprehensive Income (Loss)

	Five Months Ended May 31, 2018 (previously reported)	Consolidation of Trusts (a)	Adjustments Other/Reclasses		Five Months Ended May 31, 2018 (restated)
Revenues, net:
Interest and fee income	$42,063,430	$(42,063,430)	$-		$-
Investment income (loss)	-	17,817,952	-		17,817,952
Interest and dividend income	-	-	-		-
Third party administration revenues	12,732	-	-		12,732
Trust services revenues	8,611,480	2,971,695	-		11,583,175
Total revenues	50,687,642	(21,273,783)	-		29,413,859
Provision for loan losses	1,359,080	(1,359,080)	-		-
Interest expense	3,625,682	-	(3,625,682	)(c)	-
Revenues, net	45,702,880	(19,914,703)	3,625,682		29,413,859
Operating expenses
Salaries and employee benefits	3,839,278	-	-		3,839,278
Professional services	10,015,466	-	-		10,015,466
Interest expense	-	-	3,625,682	(c)	3,625,682
Transaction expenses	-	66,763,123	69,681,784	(b)(d)	136,444,907
Trust establishment costs	3,664,569	-	-		3,664,569
Other expenses	901,705	-	66,048	(c)	967,753
Total operating expenses	18,421,018	66,763,123	73,373,514		158,557,655
Income (loss) from continuing operations before income taxes	27,281,862	(86,677,826)	(69,747,832)		(129,143,796)
Income tax benefit	-	-	(1,442,528	)(c)	(1,442,528)
Income (loss) from continuing operations	27,281,862	(86,677,826)	(68,305,304)		(127,701,268)
Loss from discontinued operations	-	-	-		-
Net income (loss)	27,281,862	(86,677,826)	(68,305,304)		(127,701,268)

Less: Net (income) loss attributable to noncontrolling interests	(13,846,836)	86,677,826	59,690,562		132,521,552
Net income (loss) attributable to The Beneficient Company Group, L.P.	13,435,026	-	(8,614,742)		4,820,284
Less: Net loss attributable to general and limited partner(s)	-	-	-		-
Net income (loss) allocated to common unitholders	$13,435,026	$-	$(8,614,742)		$4,820,284

Net income (loss) attributable to The Beneficient Company Group, L.P.	$13,435,026	$-	$(8,614,742)		$4,820,284
Other comprehensive income (loss):
Unrealized gain (loss) on investments	(8,019)	-	9,258		1,239
Total comprehensive income (loss)	$13,427,007	$-	$(8,605,484)		$4,821,523

(a)	-	Adjustments reflect the impact of the consolidation of the Consolidated Trusts.
(b)	-	Adjustments reflect equity grant provided to a service provider in connection with initial capitalization transactions.
(c)	-	Includes miscellaneous reclassifications/adjustments in presentation of these balances.
(d)	-	Includes adjustment related to compensation expense for services provided totaling $9.3 million.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Operations and Comprehensive Income (Loss)

	For the Year Ended December 31, 2017 (previously reported)	Consolidation of Trusts (a)	Adjustments Other/Reclasses		For the Year Ended December 31, 2017 (restated)
Revenues, net:
Interest and fee income	$21,514,552	$(21,514,552)	$-		$-
Investment income (loss)	-	32,137,132	-		32,137,132
Interest and dividend income	93,985	-	1,012	(c)	94,997
Third party administration revenues	1,222,497	-	-		1,222,497
Trust services revenues	5,320,316	1,654,084	-		6,974,400
Total revenues	28,151,350	12,276,664	1,012		40,429,026
Provision for loan losses	679,651	(679,651)	-		-
Interest expense	4,126,921	-	(4,126,921	)(c)	-
Revenues, net	23,344,778	12,956,315	4,127,933		40,429,026
Operating expenses
Salaries and employee benefits	1,495,525	-	-		1,495,525
Professional services	5,918,356	-	(1	)(c)	5,918,355
Interest expense	-	-	4,126,921	(c)	4,126,921
Transaction expenses	-	137,734,629	40,744,322	(b)	178,478,951
Trust establishment costs	7,536,064	-	-		7,536,064
Other expenses	748,678	-	1	(c)	748,679
Total operating expenses	15,698,623	137,734,629	44,871,243		198,304,495
Income (loss) from continuing operations before income taxes	7,646,155	(124,778,314)	(40,743,310)		(157,875,469)
Income tax expense (benefit)	800	(800)	-		-
Income (loss) from continuing operations	7,645,355	(124,777,514)	(40,743,310)		(157,875,469)
Loss from discontinued operations	(3,761,543)	-	-		(3,761,543)
Net income (loss)	3,883,812	(124,777,514)	(40,743,310)		(161,637,012)
Less: Net (income) loss attributable to noncontrolling interests	(8,270,747)	124,169,116	40,743,310		156,641,679
Net income (loss) attributable to The Beneficient Company Group, L.P.	(4,386,935)	(608,398)	-		(4,995,333)
Less: Net loss attributable to general and limited partner(s)	7,769,019	-	-		7,769,019
Net income (loss) allocated to common unitholders	$3,382,084	$(608,398)	$-		$2,773,686
Net income (loss) attributable to The Beneficient Company Group, L.P.	(4,386,935)	(608,398)	-		(4,995,333)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	159,820	-	-		159,820
Total comprehensive income (loss)	$(4,227,115)	$(608,398)	$-		$(4,835,513)

(a)	-	Adjustments reflect the impact of the consolidation of the Consolidated Trusts.
(b)	-	Adjustments reflect fair value of equity grant provided to a service provider in connection with initial capitalization transactions and software purchased from founder that was expensed.
(c)	-	Includes miscellaneous reclassifications/adjustments in presentation of these balances.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Cash Flows

	Five Months Ended May 31, 2018 (previously reported)	Consolidation of Trusts (a)	Adjustments Other/Reclasses		Five Months Ended May 31, 2018 (restated)
Cash flows from operating activities:
Net income (loss) from continuing operations	27,281,861	(86,677,826)	(68,305,303)		(127,701,268)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	48,257	-	-		48,257
Amortization of loan origination fees	(11,911,815)	11,911,815	-		-
Amortization of up front fees	-	(2,971,695)	-		(2,971,695)
Interest income paid-in-kind	(30,114,370)	30,114,370	-		-
Investment (income) loss	-	(17,817,952)	-		(17,817,952)
Non cash interest expense	3,169,432	-	-		3,169,432
Non cash trust establishment costs	3,664,569	-	-		3,664,569
Non cash transaction expenses	-	-	127,117,067	(b)	127,117,067
Provision for loan losses	1,359,080	(1,359,080)	-		-
Amortization of debt issuance costs	456,250	-	-		456,250
Changes in assets and liabilities:
Changes in fees receivable	25,490,112	-	5	(c)	25,490,117
Changes in due from unconsolidated affiliates and trusts	(362,618)		195,657	(c)	(166,961)
Changes in other assets	(521,462)	-	13,601	(c)	(507,861)
Changes in accounts payable and accrued expenses	(2,380,993)	-	7,952,158	(b)(d)	5,571,165
Changes in other liabilities and deferred revenue	26,419,981	-	1,075,115	(c)	27,495,096
Change in due to unconsolidated affiliates and trusts	-	-	(1,247,933	)(c)	(1,247,933)
Net cash provided by (used in) operating activities	42,598,284	(66,800,368)	66,800,367		42,598,283
Cash flows from investing activities:
Purchase of premises and equipment	(106,147)	-	1	(c)	(106,146)
Loans to third parties	(3,479,929)	-	-		(3,479,929)
Net cash provided by (used in) investing activities	(3,586,076)	-	1		(3,586,075)
Cash flows from financing activities:
Payments on other borrowings	(6,753,829)	6,753,829	-		-
Payments on related party debt	(25,000,000)	(6,753,829)	-		(31,753,829)
Net cash used in financing activities	(31,753,829)	-	-		(31,753,829)
Net increase (decrease) in cash and cash equivalents	7,258,379	(66,800,368)	66,800,368		7,258,379
Cash and cash equivalents at beginning of period	554,837		-		554,837
Cash and cash equivalents at end of period	7,813,216	(66,800,368)	66,800,368		7,813,216

(a)	-	Adjustments reflect the impact of the consolidation of the Consolidated Trusts.
(b)	-	Adjustments reflect equity grant provided to a service provider in connection with initial capitalization transactions.
(c)	-	Includes miscellaneous reclassifications/adjustments in presentation of these balances.
(d)	-	Includes adjustment related to compensation expense for services provided totaling $9.3 million.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statement of Cash Flows

	For the Year Ended December 31, 2017 (previously reported)	Consolidation of Trusts (a)	Adjustments Other/Reclasses		For the Year Ended December 31, 2017 (restated)
Cash flows from operating activities:
Net income (loss) from continuing operations	3,883,812	(124,777,514)	(40,743,310)		(161,637,012)
Adjustments to reconcile net income (loss) from continuing operations tonet cash provided by (used in) operating activities:
Depreciation and amortization	3,030,196	-	-		3,030,196
Amortization of loan origination fees	(6,769,605)	6,769,605	-		-
Amortization of up front fees	-	(1,654,084)			(1,654,084)
Interest income paid-in-kind	(14,743,934)	14,743,934	-		-
Investment (income) loss	-	(32,137,132)	-		(32,137,132)
Non cash interest expense	4,126,922	-	(1	)(c)	4,126,921
Non cash trust establishment costs	7,536,064	-	-		7,536,064
Non cash transaction expenses	-	-	178,478,951	(b)	178,478,951
Provision for loan losses	679,651	(679,651)			-
Amortization of debt issuance costs	365,000	-	-		365,000
Changes in assets and liabilities:
Changes in fees receivable	(5,332,816)	-	-		(5,332,816)
Changes in due from unconsolidated affiliates and trusts	592,711	-	(110,836	)(c)	481,875
Changes in other assets	(261,224)	-	150,836	(c)	(110,388)
Changes in accounts payable and accrued expenses	3,235,680	-	1,628,492	(c)	4,864,172
Changes in other liabilities and deferred revenue	1,577,239	-	(1,579,869	)(c)	(2,630)
Change in due to unconsolidated affiliates and trusts	-	-	(88,775	)(c)	(88,775)
Net cash provided by (used in) operating activities	(2,080,304)	(137,734,842)	137,735,488		(2,079,658)

Cash flows from investing activities:
Purchase of premises and equipment	(196,137)	-	-		(196,137)
Loans to third parties	-	-	-		-
Net cash assumed in L.P. transfers with founder	437,985	-	(139,418	)(c)	298,567
Net cash provided by (used in) investing activities	241,848	-	(139,418)		102,430

Cash flows from financing activities:
Payments on other borrowings	-	-	-		-
Payments on related party debt	(5,337,941)	-	-		(5,337,941)
Net cash used in financing activities	(5,337,941)	-	-		(5,337,941)
Net increase (decrease) in cash and cash equivalents	(7,176,397)	(137,734,842)	137,596,070		(7,315,169)
Cash and cash equivalents at beginning of period	7,731,234	-	138,772	(c)	7,870,006
Cash and cash equivalents at end of period	$554,837	$(137,734,842)	$137,734,842		$554,837

(a)	-	Adjustments reflect the impact of the consolidation of the Consolidated Trusts.
(b)	-	Adjustments reflect fair value of equity grant provided to a service provider in connection with initial capitalization transactions and software purchased from founder that was expensed.
(c)	-	Includes miscellaneous reclassifications/adjustments in presentation of these balances.

THE BENEFICIENT COMPANY GROUP, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The impact to the statements of equity (deficit) as a result of the Restatement are shown in the above statements of financial condition and statements of operations, except for the impact to the general partner and limited partners equity balances during the year ended December 31, 2017 as shown below.

Statement of Equity (Deficit)

	For the Year Ended		For the Year Ended
	December 31, 2017 (previously reported)		December 31, 2017 (restated)
	General Partner	Limited Partner	General Partner	Limited Partner
Balance, January 1, 2017	(557,005)	(55,194,685)	(572,235)	(56,702,493)
Net income (loss)	(77,690)	(7,691,329)	(77,690)	(7,691,329)
Transfer of interest for discontinued operations to founder and other limited partners	634,695	62,886,014	(590,568)	(58,466,253)
Transfer of net deficit of remaining interest to NPC Series A Subclass 1 Units	-	-	1,240,493	122,860,075
Balance, December 31, 2017	$-	$-	$-	$-